                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                     Crescent Real Estate Equities Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                          777 Main Street, Suite 2100
                            Fort Worth, Texas 76102

                                ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held June 7, 1999

    The Annual Meeting of Shareholders (the "Meeting") of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), will be held at The Crescent Court Hotel, 400 Crescent Court, Dallas, Texas, on June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

    1. To elect two trust managers of the Company to serve three-year terms, or until their respective successors are elected and qualified.

    2. To approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.


    3. To approve the amendment of the Restated Declaration of Trust of the Company to allow the Board of Trust Managers to increase the limit on the percentage of the issued and outstanding common shares that Mr. Rainwater, Chairman of the Board of Trust Managers of the Company, and related persons may own, or be deemed to own, to 9.5%.


    4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice.

    The Board of Trust Managers has fixed the close of business on April 23, 1999, as the record date for determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.


    Shareholders are cordially invited to attend the Meeting in person.


    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.



                                       By Order of the Board of Trust Managers,


April 30, 1999                         David M. Dean
Fort Worth, Texas                      Secretary

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                          777 Main Street, Suite 2100
                            Fort Worth, Texas 76102

                                ---------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held On June 7, 1999

    This Proxy Statement is furnished to shareholders of Crescent Real Estate Equities Company, a Texas real estate investment trust (the "Company"), in connection with the solicitation of proxies by the board of trust managers of the Company (the "Board of Trust Managers") for use at the 1999 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Monday, June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, for the purposes set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are first being sent or given to shareholders on or about April 30, 1999.

    The Company owns its assets and conducts its operations through Crescent Real Estate Equities Limited Partnership (the "Operating Partnership"), a Delaware limited partnership, and its other subsidiaries. The sole general partner of the Operating Partnership is Crescent Real Estate Equities, Ltd. (the "General Partner"), a Delaware corporation, which is a wholly owned subsidiary of the Company.


                   RECORD DATE AND OUTSTANDING CAPITAL SHARES


    The record date for determination of the shareholders entitled to notice of and to vote at the Meeting is the close of business on April 23, 1999 (the "Record Date"). At the close of business on the Record Date, the Company had 125,907,893 common shares of beneficial interest, par value $.01 per share ("Common Shares") issued, outstanding and entitled to vote at the Meeting.



                               PROCEDURAL MATTERS

    Any proxy, if received in time, properly signed and not revoked, will be voted at the Meeting in accordance with the directions of the shareholder. If no directions are specified, the proxy will be voted FOR each of the proposals set forth in this Proxy Statement. If any other matter or business is brought before the Meeting or any adjournment thereof, the proxy holders may vote the proxy at their discretion. The Board of Trust Managers does not know of any such matter or business to be presented for consideration.

    A proxy may be revoked by (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) presenting at the Meeting a subsequent proxy executed by the person executing the prior proxy, or (iii) attending the Meeting and voting in person.


                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the Common Shares outstanding as of the Record Date is necessary to constitute a quorum for the transaction of business at the Meeting. In deciding all questions, a holder of Common Shares is entitled to one vote, in person or by proxy, for each Common Share held in his or her name on the Record Date.

                REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

    The vote required to elect the nominees as trust managers is a majority of the votes cast in favor of the nominees at the Meeting by the holders of Common Shares entitled to vote in the election of trust managers. The vote required to ratify appointment of independent auditors is the affirmative vote of the holders of a majority of the votes cast by the holders of Common Shares entitled to vote on the matter. The vote required to amend the Company's Restated Declaration of Trust ("Declaration of Trust") is two-thirds of the Common Shares outstanding and entitled to vote on the amendment. Common Shares held by shareholders present at the Meeting in person who do not vote and ballots marked "abstain" or "withhold authority" will be counted as present at the Meeting for quorum purposes. Under the Company's Declaration of Trust, Amended and Restated Bylaws, as amended (the "Bylaws") and applicable law, abstentions and broker non votes with respect to the election of trust managers or the ratification of the appointment of independent auditors will not constitute votes cast and, as a result, will have no effect on the outcome of the vote on those two items; abstentions and broker non votes with respect to amendment of the Declaration of Trust will have the effect of votes cast against the proposal.


                          COSTS OF PROXY SOLICITATION

    The Company will bear the cost of preparing, assembling and mailing the proxy material. In an effort to have as large of a representation at the Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more employees of the General Partner. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Common Shares.


                               PROPOSAL NUMBER 1

                           ELECTION OF TRUST MANAGERS

BOARD OF TRUST MANAGERS

    The trust managers of the Company are divided into three classes, with the shareholders electing approximately one-third of the trust managers annually. The trust managers whose terms will expire at the Meeting are John C. Goff, Paul E. Rowsey, III and Melvin Zuckerman. Messrs. Goff and Rowsey have been nominated and have agreed to stand for election at the Meeting as trust managers to hold office until the Annual Meeting of Shareholders in 2002, or until their successors are elected and qualify. Mr. Zuckerman has elected not to stand for reelection when his term expires at the meeting on June 7, 1999, and the Board of Trust Managers has approved the reduction of the size of the board to seven members effective contemporaneously with the expiration of Mr. Zuckerman's term.

    The nominees who receive a majority of the votes cast by shareholders, present or represented by proxy, at the Meeting and entitled to vote on the election of trust managers, will be elected as trust managers of the Company.

    The Board of Trust Managers of the Company recommends a vote FOR John C. Goff and Paul E. Rowsey, III as trust managers to hold office until the Annual Meeting of Shareholders in 2002, or until their successors are elected and qualify. Should one or both of these nominees become unable to serve for any reason, the Board of Trust Managers may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of trust managers on the Board of Trust Managers.

    Set forth below is information with respect to the current eight trust managers, including the nominees, all of whom joined the Company as directors in 1994 (except Mr. Zuckerman, who was first elected as a director in 1996), and the executive officers.

              NAME                     TERM EXPIRES         AGE                       POSITION
              ----                     ------------         ---                       --------

Richard E. Rainwater.........              2000              54     Chairman of the Board of Trust Managers of
                                                                    the Company

John C. Goff.................              1999              43     Vice Chairman of the Board of Trust
                                                                    Managers of the Company

Gerald W. Haddock............              2001              51     President and Chief Executive Officer of
                                                                    the Company and the General Partner, Trust
                                                                    Manager of the Company, and Sole Director
                                                                    of the General Partner

Anthony M. Frank.............              2000              67     Trust Manager of the Company

Morton H. Meyerson...........              2001              60     Trust Manager of the Company

William F. Quinn.............              2000              51     Trust Manager of the Company

Paul E. Rowsey, III..........              1999              44     Trust Manager of the Company

Melvin Zuckerman.............              1999              70     Trust Manager of the Company

Jack I. Tompkins.............               N/A              53     Executive Vice President and Chief
                                                                    Financial Officer of the Company and the
                                                                    General Partner

Sanjay Varma.................               N/A              45     Executive Vice President, Chief of
                                                                    Corporate Operations, of the Company and
                                                                    the General Partner

David M. Dean................               N/A              38     Senior Vice President, Law, and Secretary
                                                                    of the Company and the General Partner

James M. Eidson, Jr..........               N/A              44     Senior Vice President, Acquisitions, of the
                                                                    General Partner

Alan D. Friedman.............               N/A              45     President of Development and Private Equity
                                                                    of the General Partner

William D. Miller............               N/A              40     Senior Vice President, Asset  Management,
                                                                    of the General Partner

Joseph D. Ambrose, III.......               N/A              48     Vice President, Human Resources
                                                                    Development/Administration, of the General
                                                                    Partner

Jerry R. Crenshaw, Jr........               N/A              35     Vice President, Controller, of the General
                                                                    Partner

Barry L. Gruebbel............               N/A              44     Vice President, Property Management, of the
                                                                    General Partner

Howard W. Lovett.............               N/A              42     Vice President, Corporate Leasing, of the
                                                                    General Partner

Jane B. Page.................               N/A              39     Vice President, Houston Region Asset
                                                                    Management, of the General Partner

Bruce A. Picker..............               N/A              34     Vice President and Treasurer of the Company
                                                                    and the General Partner

John L. Zogg, Jr.............               N/A              35     Vice President, Leasing and Marketing, of
                                                                    the General Partner

TRUST MANAGERS AND EXECUTIVE OFFICERS

    The Board of Trust Managers currently consists of eight members, divided into three classes serving staggered three-year terms. Effective as of the date of the Meeting, Mr. Zuckerman's term will expire and the Board of Trust Managers will consist of seven members. The following is a summary of the experience of the current and proposed trust managers and the current executive officers.

    Richard E. Rainwater has been an independent investor since 1986. From 1970 to 1986, he served as the chief investment advisor to the Bass family, whose overall wealth increased dramatically during his tenure. During that time, Mr. Rainwater was principally responsible for numerous major corporate and real estate acquisitions and dispositions. Immediately after beginning his independent investment activities, he founded ENSCO International Incorporated ("ENSCO"), an oil field service and offshore drilling company, in 1986. Additionally, in 1987 he co-founded Columbia Hospital Corporation, and in 1989 participated in a management-led buy out of HCA-Hospital Corporation of America. In 1992, Mr. Rainwater co-founded Mid Ocean Limited, a provider of casualty re-insurance. In February 1994, he assisted in the merger of Columbia Hospital Corporation and HCA-Hospital Corporation of America that created Columbia/HCA Healthcare Corporation. Mr. Rainwater serves as a director of Pioneer Natural Resources ("Pioneer"), one of the largest oil and gas companies in the United States. In 1996, Mr. Rainwater led a recapitalization of Mesa, Inc. (Pioneer's predecessor), and a partnership that Mr. Rainwater controls became a major shareholder in July 1996. Mr. Rainwater also serves as chairman of the board of directors of Crescent Operating, Inc. ("COI"). Mr. Rainwater is a graduate of the University of Texas at Austin and the Graduate School of Business at Stanford University. Mr. Rainwater has served as the Chairman of the Board of Trust Managers since the Company's inception in 1994.

    John C. Goff currently is the managing director of Goff Moore Strategic Partners, L.P., a private investment partnership that serves as the primary investment vehicle for its principals, including Mr. Rainwater and his family. Mr. Goff joined Mr. Rainwater shortly after he began Rainwater, Inc. as an independent investor in 1986. From 1987 to 1994, Mr. Goff was vice president of Rainwater, Inc., serving as a senior investment advisor and principal. Mr. Goff is on the board of Gainsco, Inc., a publicly traded property and casualty insurance company; The Staubach Company, one of the nation's largest tenant representation firms; and Texas Capital Bancshares, Inc., a national bank. Mr. Goff served as chairman of Charter Behavioral Healthcare Systems, L.L.C. ("CBHS") from 1997 to 1998, and he has served as vice chairman of the board of directors of COI since its inception in June 1997. From 1981 to 1987, Mr. Goff worked for KPMG Peat Marwick, and prior to that Mr. Goff worked for Century Development Corporation, a major office developer and property management company. Mr. Goff is a graduate of the University of Texas and is a Certified Public Accountant. Mr. Goff served as Chief Executive Officer and as a trust manager from the Company's inception in 1994 through December 19, 1996, when he became Vice Chairman of the Board of Trust Managers.

    Gerald W. Haddock, prior to joining the Company, was a vice president of Rainwater, Inc. from 1990 to 1994, and he was the lead transactional attorney for Mr. Rainwater from 1986 to 1994. During this period, Mr. Haddock was in the private practice of law, pursuant to which, among other things, he served as primary outside legal counsel to, and investor with, Mr. Rainwater and as primary outside legal counsel to Rainwater, Inc. Mr. Haddock currently is a member of the board of directors of ENSCO, of which he was one of the three founding directors. Mr. Haddock is the president, chief executive officer and a director of COI. Mr. Haddock earned both Bachelor of Business Administration and Juris Doctor degrees from Baylor University. He also holds a Master of Laws degree in taxation from New York University and has served as the chairman of the Tax Section of the State Bar of Texas. From the Company's inception in 1994 through December 19, 1996, Mr. Haddock served as President and Chief Operating Officer and as a trust manager. Since December 19, 1996, Mr. Haddock has served as President and Chief Executive Officer and a trust manager of the Company.

    Anthony M. Frank serves as chairman of Belvedere Capital Partners, general partner of the California Community Financial Institutions Fund LP. He served as Postmaster General of the United States from 1988 to 1992. Prior to that time, Mr. Frank served as chairman and chief executive officer of First Nationwide Bank, chairman of the Federal Home Loan Bank of San Francisco, chairman of the California Housing Finance Agency and chairman of the Federal Home Loan Mortgage Corporation Advisory Board. From 1992 until 1993, he served as the founding chairman of Independent Bancorp of Arizona. Mr. Frank also serves as a director of Irvine Apartment Communities, a large California-based apartment REIT; Charles Schwab & Co., one of the nation's largest discount brokerages; Temple Inland, Inc., a manufacturer of paper and timber products; Bedford Property Investors, Inc., an office and commercial property REIT investing primarily on the West Coast; General American Investors Company, Inc., a closed-end investment company; Financial Security Assurance, a company providing credit enhancement for municipal bond issuers; Cotelligent, Inc., a provider of temporary office support services; and COI. Mr. Frank received a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Amos Tuck School of Business at Dartmouth.

    Morton H. Meyerson is chairman and chief executive officer of 2M Companies, Inc., a private investment firm. Before beginning his career, he served as a lieutenant in the United States Army on active duty from 1961 to 1963. Mr. Meyerson joined Bell Helicopter in 1964 and later joined EDS as a systems engineer trainee in 1966. He subsequently served as systems engineer, senior systems engineer, project manager, group manager and vice president. Mr. Meyerson took a leave of absence from EDS to become president and later chairman of the Wall Street firm Dupont Glore, Forgan, Inc. He returned to EDS in 1975. In 1979, he assumed the office of president of EDS and in May of 1986, became vice chairman of the board. In December of 1986, Mr. Meyerson retired from EDS to become a private investor. In 1992, he began serving as chairman and chief executive officer of Perot Systems Corporation until his retirement in December 1997. He is a director of ENSCO and TeleTech Holdings, Inc. Mr. Meyerson holds Bachelor of Arts degrees in economics and philosophy from the University of Texas at Austin.

    William F. Quinn currently serves as president of AMR Investment Services, Inc., the investment services affiliate of American Airlines, with responsibility for the management of pension and short-term fixed income assets. In addition, Mr. Quinn is chairman of the board of American Airlines Employees Federal Credit Union, president and a trustee of the American Advantage Mutual Funds and serves on the advisory boards for ARCO's pension plans and Southern Methodist University's Endowment Fund. Prior to being named to his current position in 1986, Mr. Quinn held several management positions with American Airlines and its subsidiaries. Before joining American Airlines in 1974, Mr. Quinn was employed with the accounting firm of Arthur Young & Company. He holds a Bachelor of Science degree in accounting from Fordham University and is a Certified Public Accountant.

    Paul E. Rowsey, III is president of Eiger, Inc., a private real estate investment firm, and the manager of Eiger Fund I, L.P., a real estate equity investment fund. Mr. Rowsey was formerly president and a member of the board of directors of Rosewood Property Company, a real estate investment company, a position he held from 1990 until 1998. Mr. Rowsey is also a member of the board of directors of COI. Mr. Rowsey began his career in 1980 as an attorney specializing in commercial real estate. Mr. Rowsey holds a Bachelor of Arts degree from Duke University and a Juris Doctor degree from Southern Methodist University School of Law.

    Melvin Zuckerman is the founder and developer of the Canyon Ranch health and fitness resorts. Mr. Zuckerman opened the original Canyon Ranch in Tucson, Arizona ("Canyon Ranch-Tucson") in 1979 and opened a second Canyon Ranch in the Berkshire Mountains in Lenox, Massachusetts ("Canyon Ranch-Lenox") in 1989. The Company acquired Canyon Ranch-Tucson in July 1996 and Canyon Ranch-Lenox in December 1996. Mr. Zuckerman also serves as a director of the University of Arizona Foundation, and he serves as a director and holds the lifetime title of president emeritus of the Wellness Council of Tucson, an organization fostering wellness in the work place that Mr. Zuckerman founded in 1984. Prior to opening Canyon Ranch-Tucson, Mr. Zuckerman was a builder and real estate developer in the Tucson area for 20 years. Prior to 1958, Mr. Zuckerman worked as a Certified Public Accountant. Mr. Zuckerman holds a Bachelor of Science degree from New York University.

    Jack I. Tompkins, prior to joining the Company, served as chairman of Automotive Realty Trust Company of America from its inception in 1997 until its sale to Capital Automotive REIT in January 1999. Prior to that time, Mr. Tompkins served at Enron Corp. in various capacities, including chief financial officer and senior vice president, chief information, administrative & accounting officer, from 1988 until October 1996. Mr. Tompkins also served as a member of Enron's Executive Management Committee. Mr. Tompkins has served as managing director of Equity Advisors, L.L.C., formed to engage primarily in the business of promoting consolidation and initial public offering transactions for groups of companies in large fragmented industries. Mr. Tompkins began his career with Arthur Young & Company, serving three years before joining Arthur Andersen LLP, where he was elected to become partner in 1981. Mr. Tompkins currently serves on the board of directors of Michael Petroleum Corporation and the Star of Hope Mission for the homeless. Mr. Tompkins received a Bachelor of Business degree in accounting and a Masters of Business Administration degree from Baylor University. Mr. Tompkins joined the Company in April 1999 as Executive Vice President and Chief Financial Officer.


    Sanjay Varma began his association with the Company in 1995 as the majority owner of Rosestar Management, LLC, which was the lessee for several Company-owned hotels and as an advisor to the Operating Partnership for hospitality-related acquisitions. Mr. Varma subsequently became a vice president of COI and the president of the hospitality division of COI, positions he held until August 1998. In addition, Mr. Varma and his wife are principals of The Varma Group, Inc., which performs asset management services for COI. Prior to his association with the Company in 1995, Mr. Varma served as executive vice president of Walt Disney Company, where he worked for eight years. In 1986, Mr. Varma worked for the Bass Group and was assigned to the Walt Disney Company as a consultant to direct the growth of their resorts division worldwide. From 1978-1986, he worked for Marriott Hotels and Resorts as area vice president of food and beverage and was responsible for the operation of 60 hotels. Mr. Varma began his career in 1972 with the Oberoi Hotels in Asia and the Middle East. He received a degree in hotel administration from the Jean Drouant School in Paris, France and completed the Advanced Management Program at the Harvard Business School. Mr. Varma has served as Executive Vice President, Chief of Corporate Operations since he joined the Company in August 1998.


    David M. Dean, prior to joining the Company, was an attorney for Burlington Northern Railroad Company from 1992 to 1994, and he served as Assistant General Counsel in 1994. At Burlington Northern, he was responsible for the majority of that company's transactional and general corporate legal work. Mr. Dean was previously engaged in the private practice of law from 1986 to 1990 with Kelly, Hart & Hallman, and from 1990 to 1992 with Jackson & Walker, L.L.P., where he worked primarily with Mr. Haddock on acquisition, financing and venture capital transactions for Mr. Rainwater and related investor groups. Mr. Dean graduated with honors from Texas A&M University with Bachelor of Arts degrees in English and philosophy in 1983. He also holds a Juris Doctor degree and a Master of Laws degree in taxation from Southern Methodist University School of Law. Mr. Dean has served as Senior Vice President, Law, and Secretary since August 1994.

    James M. Eidson, Jr. has twenty years of experience in the commercial real estate business. Prior to joining the Company, he owned an investment company, specializing in investment grade commercial properties, from 1992 to 1994. From 1989 to 1992, Mr. Eidson was associated with CB Commercial Real Estate Group, Inc. as a senior investment specialist in its investment grade commercial property group. From 1982 to 1989, Mr. Eidson owned a real estate company, through which he provided brokerage and investment services for individuals and large corporate investors and made investments in commercial properties for his own account. Mr. Eidson gained his early experience in real estate acquisitions, dispositions, leasing, marketing and consulting while serving as a broker and investment specialist for three years with Hank Dickerson & Company. He is a former professional football player and played with the Dallas Cowboys from 1976 through 1978. Mr. Eidson holds a Bachelor of Science degree from Mississippi State University and a Master of Business Administration degree from Southern Methodist University. Mr. Eidson has served as Senior Vice President, Acquisitions, since May 1995.

    Alan D. Friedman has more than twenty years of development and acquisition experience in the commercial real estate business. Since 1990, Mr. Friedman has owned an advisory company, Trisept, Inc. through which he provides acquisition and development services for commercial properties to clients, which has previously included the Company. From 1980 to 1990, Mr. Friedman was an operating partner at Lincoln Property, where he had direct responsibility for developing, financing, marketing and managing more than three million square feet of projects in Dallas/Fort Worth. Mr. Friedman is a member of ULI, serves on the North Texas Board of the NAIOP and is a trustee at Texas Christian University. A graduate of the University of Texas with a degree in finance, Mr. Friedman has served as President of Development and Private Equity since he joined the Company in July 1998.

    William D. Miller, prior to joining the Company, served as vice president, legal affairs of the Texas Rangers major league baseball club, beginning in March 1994. Mr. Miller was also a member of the senior management of the Rangers and certain partnerships affiliated with the Rangers. In addition, Mr. Miller functioned as the primary lawyer responsible for the Rangers' interest in the development of The Ballpark in Arlington project. Prior to joining the Rangers, Mr. Miller practiced law at Jackson & Walker, L.L.P. from September 1986, was the lead real estate lawyer for Mr. Rainwater, Rainwater, Inc. and Mr. Haddock, and was instrumental in the formation transactions of the Company. Mr. Miller received his Bachelor of Science degree with first honors in commerce and engineering sciences from Drexel University, and he received his Juris Doctor degree with honors from the University of Texas School of Law. Mr. Miller served as Senior Vice President, Administration from the time he joined the Company in May 1997 until November 1998, when he became Senior Vice President, Asset Management.

    Joseph D. Ambrose, III, prior to joining the Company, served as vice president of CRC Environmental Risk Management, Inc., an environmental and risk management consulting firm, from 1993 to 1994. He was responsible for major client development, development of new risk management initiatives and human resources. From 1990 to 1993, Mr. Ambrose was a vice president of American Real Estate Group ("AREG"), a liquidating real estate company, where he managed the environmental, insurance and other risks associated with the disposition of a nationwide real estate portfolio. Prior to joining AREG, he was president of Ambrose Properties, Inc., which acquired and developed oil and gas and real estate properties. Mr. Ambrose graduated from Texas Christian University with a Bachelor of Business Administration degree in management and received his Juris Doctor and Master of Business Administration degrees from Southern Methodist University. Mr. Ambrose joined the Company in 1994 and served as Vice President, Administration, from June 1995 to October 1998, when he became Vice President, Human Resources Development/Administration.

    Jerry R. Crenshaw, Jr. was the controller of Carrington Laboratories, Inc., a pharmaceutical and medical device company, from 1991 until February 1994. From 1986 until 1991, Mr. Crenshaw was an audit senior in the real estate services group of Arthur Andersen LLP. Mr. Crenshaw holds a Bachelor of Business Administration degree in accounting from Baylor University and is a Certified Public Accountant. Mr. Crenshaw has served as Controller since the Company's inception in 1994 and has been a Vice President since March 1997. Mr. Crenshaw also served as Interim Co-Chief Financial Officer from August 1998 until April 1999.

    Barry L. Gruebbel, prior to joining the Company, was involved with the property and asset management of more than 10 million square feet of Class A office, retail, industrial and multi-family real estate in Texas and New Mexico as the vice president of property management with Hines Industrial from 1982 to 1986, as the vice president of property management with Southland Investment Properties from 1986 to 1990, and most recently as the director of property management at The Crescent for Rosewood Property Company from 1990 until formation of the Company. Mr. Gruebbel is a Certified Property Manager and is currently active in the real estate organizations of the Institute of Real Estate Management and Building Owners and Managers Association. Mr. Gruebbel received a Bachelor of Business Administration degree in real estate from the University of Texas at Arlington. Mr. Gruebbel has been with the Company since its inception and became Vice President, Property Management, in February 1997.

    Howard W. Lovett, prior to joining the Company, was president of The Gaineswood Company, a private investment company specializing in real estate and venture capital investments, from January 1989 to August 1995. Previously, Mr. Lovett was vice president of Morgan & Company, a Houston-based real estate development company, where he was responsible for income property acquisitions and the acquisition, development and management of Wildcat Ranch, an exclusive residential development outside Aspen, Colorado. Mr. Lovett graduated from Carleton College with a Bachelor of Arts degree in English. He also holds a Master of Business Administration degree from Harvard University. Mr. Lovett has served as Vice President, Corporate Leasing, since June 1996.


    Jane B. Page, prior to joining the Company, was employed by Metropolitan Life Real Estate Investments and held positions of director of corporate property management and regional asset manager, responsible for managing and leasing a 12-million square foot, high-grade institutional portfolio in Houston, Austin and New Orleans. Ms. Page's fourteen-year tenure at MetLife also included membership on MetLife's Investment Committee, which reviewed and approved all significant transactions on a national basis. Ms. Page serves on the boards of the Greater Houston Partnership, Central Houston, Inc. and the Downtown Houston Management District. Ms. Page graduated with a Bachelor of Arts degree from Point Loma College in San Diego and with a Master of Business Administration degree from the University of San Francisco. She also holds CCIM and CPM designations. Ms. Page served as Director of Asset Management, Houston Region from the time she joined the Company in January 1988 until December 1998, when she became Vice President, Houston Region Asset Management.

    Bruce A. Picker, prior to joining the Company, worked for Rainwater, Inc. from 1990 to 1994 as the partnership controller of its first major real estate acquisition. Previously, Mr. Picker was a senior accountant for Arthur Andersen LLP in its audit department from 1986 to 1989. Mr. Picker holds a Bachelor of Business Administration degree in accounting from Harding University and is a Certified Public Accountant. Mr. Picker has served as the Treasurer since July 1994, and as a Vice President since June 1996. Mr. Picker also served as Interim Co-Chief Financial Officer from August 1998 until April 1999.


    John L. Zogg, Jr. served as vice president of the commercial real estate group of Rosewood Property Company, responsible for marketing and leasing office space in the Dallas and Denver areas from January 1989 to May 1994. For three years prior to joining Rosewood Property Company, Mr. Zogg worked as marketing manager of Gerald D. Hines Interests, responsible for office leasing in the Dallas metropolitan area. He graduated from the University of Texas at Austin with a Bachelor of Arts degree in economics and holds a Master of Business Administration degree from the University of Dallas. Mr. Zogg joined the Company as a Vice President in May 1994 and has served as Vice President, Leasing and Marketing, since June 1997.


TRUST MANAGER COMPENSATION

    Each trust manager who is not also an officer of the Company receives an annual fee of $20,000 (payable in cash or, at the election of the trust manager, in Common Shares in an amount determined by dividing the fees otherwise payable by 90% of the fair market value of the Common Shares), a meeting fee of $1,000 for each Board of Trust Managers (but not committee) meeting attended (in person or by telephone) and reimbursement of expenses incurred in attending meetings. Trust Managers who are also officers receive no separate compensation for their service as trust managers.

COMMITTEES OF THE BOARD OF TRUST MANAGERS

    Audit Committee. The Audit Committee consists of Anthony M. Frank, Chairman, and William F. Quinn. The Audit Committee, which held two meetings in 1998, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services that the independent public accountants provide, reviews the independence of the public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    Executive Compensation Committee. The Executive Compensation Committee consists of Morton H. Meyerson, Chairman, and Paul E. Rowsey, III. The Executive Compensation Committee, which held two meetings in 1998, determines compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. The Executive Compensation Committee also nominates persons to serve as members of the Board of Trust Managers. The Executive Compensation Committee will consider nominees that management, shareholders and others recommend, and such recommendations may be delivered in writing to the attention of the Executive Compensation Committee in care of the Company Secretary at the Company's principal executive offices.

    Intercompany Evaluation Committee. The Intercompany Evaluation Committee consists of Morton H. Meyerson, William F. Quinn and Melvin Zuckerman. The Board of Trust Managers appointed the Intercompany Evaluation Committee to review, confirm and ratify, in the Company's capacity as sole stockholder of the General Partner, all determinations and acts of the Operating Partnership and the General Partner relating to the Intercompany Agreement between the Operating Partnership and COI, dated June 3, 1997 (the "Intercompany Agreement"), or any other transactions with COI or its affiliates that the General Partner presents to the Company from time to time. The Intercompany Evaluation Committee did not have any meetings in 1998.

    During the last fiscal year, the Board of Trust Managers held four meetings, and no trust manager attended fewer than 80% of the aggregate of all meetings of the Board of Trust Managers and the committees, if any, upon which such trust manager served and which were held during the period of time that such person served on the Board of Trust Managers or such committee.


                               PROPOSAL NUMBER 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Arthur Andersen LLP has served as the Company's independent auditors from inception through the fiscal year ended December 31, 1998, and has been appointed by the Board of Trust Managers to continue as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that ratification of this appointment of auditors is not approved by the affirmative vote of a majority of the votes cast on the matter by shareholders present in person or represented by proxy at the Meeting and entitled to vote on the matter, then the Board of Trust Managers will reconsider its appointment of independent auditors.

    A representative of Arthur Andersen LLP is expected to be present at the Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

    The Board of Trust Managers recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1999.


                               PROPOSAL NUMBER 3

      AMENDMENT OF DECLARATION OF TRUST TO INCREASE EXISTING HOLDER LIMIT

BACKGROUND

    The Board of Trust Mangers has unanimously approved, and directed that there be submitted to holders of the Common Shares for their approval, amendments to certain provisions of Article VI of the Declaration of Trust to permit the Board of Trust Managers to increase the limit on the percentage of the issued and outstanding Common Shares that Mr. Rainwater and certain related persons (collectively, "Rainwater") may own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code of 1986, as amended (the "Existing Holder Limit"), to 9.5%. The text of the proposed amendments is set forth in Exhibit A to this Proxy Statement and is incorporated herein by reference, and this description of the proposed amendment is qualified in its entirety by reference thereto.

    Under the Declaration of Trust, the Board of Trust Managers has the authority, without consent of the shareholders, to increase the ownership limit applicable to holders of Common Shares other than Rainwater and to increase the ownership limit applicable to holders of any series of the Company's preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares") up to 9.9% of the issued and outstanding Common Shares or series of Preferred Shares. Currently, the ownership limit applicable to holders of Common Shares is 8.0%, and the ownership limit applicable to holders of Preferred Shares is 9.9%. The Board also has the authority, with the consent of Mr. Rainwater, to decrease the Existing Holder Limit. None of these actions is considered an amendment to the Declaration of Trust.

    At the time that the Company adopted its original Declaration of Trust, the Existing Holder Limit was 9.5%. Since that time, the Board of Trust Managers, acting with the consent of Mr. Rainwater, reduced the Existing Holder Limit to 8.0% of the issued and outstanding Common Shares. The Board does not have the authority, however, to increase the Existing Holder Limit, after the Board has decreased it, without consent of the shareholders.

    Mr. Rainwater may be viewed to have an interest in approval of this proposal as a result of his beneficial ownership of Common Shares (as described in "Voting Securities and Principal Shareholders" below) and his positions with the Company and certain related entities (as described above in "Trust Managers and Executive Officers").

    The foregoing limitations on ownership of Common Shares and Preferred Shares were designed to preserve the Company's status as a real estate investment trust for federal income tax purposes but, as discussed in more detail below, also could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

ANTITAKEOVER EFFECTS OF OWNERSHIP LIMITATIONS AND OTHER DECLARATION OF TRUST AND BYLAW PROVISIONS

    General. The limitations on ownership of Common Shares described above, as well as certain other provisions of the Declaration of Trust and the Bylaws, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Trust Managers. As a result, these provisions, which were designed primarily to preserve the Company's status as a real estate investment trust for federal income tax purposes, also may have the effect of inhibiting or impeding acquisition or attempted acquisition of control of the Company by means of a tender offer, a proxy contest or otherwise. The Company believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description of these provisions that is set forth below is only a summary of the applicable terms of the Declaration of Trust and Bylaws (copies of which may be obtained without charge on written request to David M. Dean, Senior Vice President, Law, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102).

    Staggered Board of Trust Managers. The Declaration of Trust and the Bylaws provide that the Board of Trust Managers be divided into three classes of trust managers, each class constituting approximately one-third of the total number of trust managers, with the classes serving staggered three-year terms. The classification of the Board of Trust Managers will have the effect of making it more difficult for shareholders to change the composition of the Board of Trust Managers because only a minority of the trust managers are up for election and may be replaced by vote of the shareholders at any one time. The Company believes that the longer terms associated with the classified Board of Trust Managers helps to ensure continuity and stability of the Company's management and policies.

    The classification provisions also could have the effect of discouraging a third party from accumulating a large block of the Company's capital shares or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and some, or a majority, of its shareholders. Accordingly, under certain circumstances, shareholders could be deprived of opportunities to sell their Common Shares at a higher price than might otherwise be available.

    Number of Trust Managers; Removal; Filling Vacancies. Subject to any rights of holders of Preferred Shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the Declaration of Trust provides that the number of trust managers will be fixed by, or in the manner provided in, the Bylaws, but must not be more than 25 nor fewer than one. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, the Board of Trust Managers will fix the number of trust managers, but the number must not be more than 25 nor fewer than three. In addition, the Bylaws provide that, subject to any Preferred Holders' Rights, and unless the Board of Trust Managers otherwise determines, any vacancies (other than vacancies an increase in the total number of trust managers creates) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies an increase in the total number of trust managers creates may be filled by a majority of the entire Board of Trust Managers. Accordingly, the Board of Trust Managers could temporarily prevent any shareholder from enlarging the Board of Trust Managers and then filling the new trust manager position with such shareholder's own nominees.

    The Declaration of Trust and the Bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.

    Relevant Factors for the Board of Trust Managers to Consider. The Declaration of Trust provides that, in determining what is in the best interest of the Company in evaluating a "business combination," "change in control" or other transaction, a trust manager of the Company shall consider all of the relevant factors. These factors may include (i) the immediate and long-term effects of the transaction on the Company's shareholders, including shareholders, if any, who do not participate in the transaction; (ii) the social and economic effects of the transaction on the Company's employees, suppliers, creditors and customers and others dealing with the Company and on the communities in which the Company operates and is located; (iii) whether the transaction is acceptable, based on the historical and current operating results and financial condition of the Company; (iv) whether a more favorable price would be obtained for the Company's stock or other securities in the future; (v) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of the Company; (vi) the future value of the Company's securities; (vii) any legal or regulatory issues that the transaction raises; and (viii) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the Board of Trust Managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of the Company's shareholders.

    Advance Notice Provisions for Shareholder Nominations and Proposals. The Bylaws provide for advance notice procedures for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of the Company. See "Shareholder Proposals for the Company's 2000 Annual Meeting of Shareholders" below, for a description of these procedures. The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Board of Trust Managers a meaningful opportunity to consider the qualifications of proposed nominees or the advisability of other proposed business and, to the extent the Board of Trust Managers deems necessary or desirable, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders. Although the Bylaws do not give the Board of Trust Managers power to block shareholder nominations for the election of trust managers or proposals for action, the shareholder notice procedures may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.

    Preferred Shares. The Declaration of Trust authorizes the Board of Trust Managers to establish one or more series of Preferred Shares and to determine, with respect to any series of Preferred Shares, the preferences, rights and other terms of such series. The Company believes that the ability of the Board of Trust Managers to issue one or more series of Preferred Shares will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs. The authorized Preferred Shares are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded at the time of issuance or proposed issuance. Although the Board of Trust Managers has no present intention to do so, it could, in the future, issue a series of Preferred Shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their Common Shares.


    Amendment of Declaration of Trust. The Declaration of Trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the Declaration of Trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.

    Rights to Purchase Securities and Other Property. The Declaration of Trust authorizes the Board of Trust Managers, subject to any rights of holders of any series of Preferred Shares, to create and issue rights entitling the holders thereof to purchase from the Company equity securities of all classes ("Equity Shares") or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the Board of Trust Managers. This provision is intended to confirm the authority of the Board of Trust Managers to issue share purchase rights that could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of the Company or any other entity.

    Business Combinations. The Declaration of Trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between the Company and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the Company's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the Declaration of Trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with the Company for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the Declaration of Trust, such transactions must be approved by (i) the Board of Trust Managers and (ii) the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of Equity Shares receive a minimum price (as defined in the Declaration of Trust) for their shares and the consideration is received in cash or in the same form as the Interested Shareholder previously paid for his shares. These provisions of the Declaration of Trust do not apply, however, to business combinations that the Board of Trust Managers approves or exempts prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    Control Share Acquisitions. The Declaration of Trust provides that "control shares" of the Company acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of Equity Shares, excluding shares as to which the acquirer, officers of the Company and employees of the Company who are also trust managers have the right to vote or direct the vote. "Control shares" are Equity Shares which, if aggregated with all other Equity Shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding voting shares of the Company. Control shares do not include Equity Shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the Declaration of Trust.

    The Declaration of Trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the Board of Trust Managers to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Equity Shares. If no request for a meeting is made, the Declaration of Trust permits the Company itself to present the question at any shareholders' meeting.


    Pursuant to the Declaration of Trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as the Declaration of Trust requires, then, subject to certain conditions and limitations set forth in the Declaration of Trust, the Company will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or as of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the Declaration of Trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror would be entitled to vote a majority of the Equity Shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act

(the "TRA"). The Declaration of Trust provides that the fair value of the Equity Shares for purposes of such appraisal rights may not be less than the highest price per share that the acquiror pays in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights do not apply.

    These provisions of the Declaration of Trust do not apply to Equity Shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or if the acquisition is approved or excepted by the Declaration of Trust or Bylaws of the Company prior to a control share acquisition.

    The Board of Trust Managers has determined that it is in the best interest of the Company to increase the Existing Holder Limit to permit Rainwater to maintain a significant ownership interest in the Company at a level greater than 8.0% of the outstanding Common Shares. If the shareholders approve the amendment to the Declaration of Trust to permit the Board of Trust Managers to increase the Existing Holder Limit to 9.5% of the outstanding Common Shares, the Board intends to increase the Existing Holder Limit to 9.5%, which will permit Rainwater to increase Rainwater's existing ownership of Common Shares, through purchases, exchanges of Units or otherwise, up to 9.5% of the outstanding Common Shares. The Board of Trust Managers does not currently intend to increase the ownership limit applicable to other holders of the Common Shares above the current level of 8.0%.

    The Board of Trust Managers recommends that the shareholders vote FOR the proposal to amend the Declaration of Trust as set forth in Exhibit A to permit the Board of Trust Managers to increase the Existing Holder Limit from 8.0% to 9.5%.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    The following table sets forth the beneficial ownership of Common Shares for (i) each shareholder of the Company who beneficially owns more than 5% of the Common Shares, (ii) each trust manager and named executive officer of the Company or the General Partner, and (iii) the trust managers and executive officers of the Company or the General Partner as a group. Unless otherwise indicated in the footnotes, the listed beneficial owner directly owns all Common Shares.


                            BENEFICIAL OWNERSHIP (1)



NAME AND ADDRESS OF                     COMMON               PERCENT OF
BENEFICIAL OWNER(2)                     SHARES (3)(4)(5)    COMMON SHARES (6)
-------------------               ----------------------    -----------------

Richard E. Rainwater...               12,548,142(7)             9.4%
John C. Goff...........                2,259,359(8)             1.8%
Gerald W. Haddock......                1,793,606(9)             1.4%
Anthony M. Frank.......                   38,800                  *
Morton H. Meyerson.....                  165,925(10)              *
William F. Quinn.......                   38,320                  *
Paul E. Rowsey, III....                   49,720                  *
Melvin Zuckerman.......                1,015,258(11)              *
David M. Dean..........                   21,040(12)              *
James M. Eidson, Jr....                   24,108(13)              *
William D. Miller......                   55,560                  *
John L. Zogg, Jr.......                   60,055(14)              *
The Prudential Insurance
Company of America.....               16,030,725(15)           12.7%
  751 Broad Street
  Newark, New Jersey
  07102-3777
FMR Corp...............                8,186,201(16)            6.5%
  82 Devonshire Street
  Boston, Massachusetts
  07102-377
Cohen & Steers Capital
Management, Inc. ......                6,454,400(17)            5.1%
  757 Third Avenue
  New York, New York
  10017
Trust Managers and
Executive Officers as a
Group  (21 persons) ...               18,686,446(7)(8)         14.1%
                                 (9)(10)(11)(12)(13)(14)(18)


----------

     *    Less than 1%

    (1) All information is as of April 23, 1999, unless otherwise indicated. The number of Common Shares beneficially owned is reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Accordingly, the number of Common Shares a person beneficially owns includes (i) the number of Common Shares that such person has the right to acquire within 60 days of April 23, 1999 upon the exercise of options to purchase Common Shares ("Stock Options") granted pursuant to the 1994 Crescent Real Estate Equities, Inc. Stock Incentive Plan (the "1994 Plan") and the 1995 Crescent Real Estate Equities, Inc. Stock Incentive Plan (as amended, the "1995 Plan"),
         (ii) the number of Common Shares that may be issued upon exchange of partnership units of the Operating Partnership ("Units") that such person owns for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange), and
         (iii) the number of Common Shares that may be issued upon exercise of options (the "Unit Options") granted under the 1996 Crescent Real Estate Equities Limited Partnership Unit Incentive Plan (the "Unit Plan") to purchase Units and the subsequent exchange of such Units for Common Shares, with such exchange made on the basis of two Common Shares for each Unit exchanged (assuming the Company elects to issue Common Shares rather than pay cash upon such exchange). In addition, the number of Common Shares a person beneficially owns is deemed to include the number of Common Shares issuable upon exchange of the Company's 6 3/4% Series A Convertible Cumulative Preferred Shares, each of which is currently convertible into .6119 Common Shares (the "Preferred Shares"). As of April 23, 1999, none of the persons listed in the Beneficial Ownership table, other than FMR Corp., and no executive officer not listed in the table, beneficially owned any Preferred Shares.


    (2) Unless otherwise indicated, the address of each beneficial owner is 777 Main Street, Suite 2100, Fort Worth, Texas 76102.


    (3) The number of Common Shares the following persons beneficially own includes the number of Common Shares indicated due to the vesting of unexercised Stock Options, as follows: Richard E. Rainwater -- 1,165,624; John C. Goff -- 445,204; Gerald W. Haddock -- 350,000;
         Anthony M. Frank -- 8,400; Morton H. Meyerson -- 11,200; William F. Quinn -- 31,800; Paul E. Rowsey, III -- 14,000; Melvin Zuckerman -- 5,600; David M. Dean -- 18,450; James M. Eidson, Jr. -- 22,000;
         William D. Miller -- 54,500; John L. Zogg, Jr. --53,300; and Trust Managers and Executive Officers as a Group --2,688,408.

    (4) The number of Common Shares the following persons beneficially own includes the number of Common Shares owned indirectly through participation in the General Partner's 401(k) Plan as of December 31, 1998, as follows: John C. Goff -- 1,977; Gerald W. Haddock -- 2,198; David M. Dean -- 1,262; James M. Eidson, Jr. -- 770; William D. Miller -- 713; John L. Zogg, Jr. -- 1,755; and Trust Managers and Executive Officers as a Group -- 14,453.

    (5) The number of Common Shares the following persons beneficially own includes the number of Common Shares that may be issued upon exchange of Units that such person owns, as follows: Richard E. Rainwater -- 6,682,230; John C. Goff -- 770,114; Gerald W. Haddock -- 512,838;
         Morton H. Meyerson -- 54,858; Melvin Zuckerman -- 1,006,858; and Trust Managers and Executive Officers as a Group -- 9,083,730.

    (6) The percentage of Common Shares a person beneficially owns assumes that (i) as to any person listed in the Beneficial Ownership table, all Stock Options exercisable within 60 days of April 23, 1999 are exercised, all Unit Options exercisable within 60 days of April 23, 1999 are exercised and the Units so acquired are subsequently exchanged for Common Shares, all Units are exchanged for Common Shares, and all Preferred Shares are exchanged for Common Shares, and
         (ii) as to all other persons, no Stock Options or Unit Options are exercised, no Units are exchanged for Common Shares, and no Preferred Shares are exchanged for Common Shares.

    (7) The number of Common Shares that Mr. Rainwater beneficially owns includes 460,000 Common Shares and 4,180 Common Shares that may be issued upon exchange of Units that Darla Moore, Mr. Rainwater's spouse, owns. Mr. Rainwater disclaims beneficial ownership of such Common Shares. In addition, the number of Common Shares that Mr. Rainwater beneficially owns includes 2,206,374 Common Shares and 6,335,564 Common Shares that may be issued upon exchange of Units that Mr. Rainwater owns indirectly, including (i) 12,346 Common Shares and 49,506 Common Shares that may be issued upon exchange of Units owned by Rainwater, Inc., a Texas corporation, of which Mr. Rainwater is a director and the sole owner, (ii) 2,425,836 Common Shares that may be issued upon exchange of Units owned by Rainwater Investor Partners, Ltd., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (iii) 555,424 Common Shares that may be issued upon exchange of Units owned by Rainwater RainAm Investors, L.P., a Texas limited partnership, of which Rainwater, Inc. is the sole general partner, (iv) 3,304,798 Common Shares that may be issued upon exchange of Units owned by Office Towers LLC, a Nevada limited liability company, of which Mr.

         Rainwater and Rainwater, Inc. own an aggregate 100% interest, and (v) 2,194,028 Common Shares owned by the Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1, of which Mr. Rainwater is the settlor and has the power to remove the trustee and designate a successor, including himself.


    (8) The number of Units that Mr. Goff beneficially owns includes (i) 152,560 Common Shares that may be issued upon exchange of Units that the Goff Family, L.P., a Delaware limited partnership, owns, and (ii) 928,570 Common Shares that may be issued upon exchange of Units due to the vesting of Unit Options. Mr. Goff disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that the Goff Family, L.P. owns in excess of his pecuniary interest in such Units.

    (9) The number of Common Shares that Mr. Haddock beneficially owns includes (i) 101,706 Common Shares that may be issued upon exchange of Units owned by Haddock Family, L.P., a Delaware limited partnership, of which Mr. Haddock is the general partner, (ii) 928,570 Common Shares that may be issued upon exchange of Units due to the vesting of Unit Options, and (iii) 2,000 Common Shares that may be issued upon exchange of Units that Mr. Haddock's spouse owns. Mr. Haddock disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that the Haddock Family, L.P. owns in excess of his pecuniary interest in such Units, and he disclaims beneficial ownership of the Common Shares that may be issued upon exchange of Units that his spouse owns.

    (10) The number of Common Shares that Mr. Meyerson beneficially owns includes (i) 80,000 Common Shares that trusts established for the benefit of Mr. Meyerson's children (the "Meyerson Trusts") own, (ii) 5,000 Common Shares that Mr. Meyerson's son's estate owns, and (iii) 5,600 Common Shares that are owned by Big Bend III Investments, L.P. ("Big Bend"), in which Mr. Meyerson owns a 49.5% limited partner interest, and a corporation of which Mr. Meyerson is the sole shareholder owns a 1% general partner interest. The number of Common Shares that Mr. Meyerson beneficially owns also includes (i) 16,880 Common Shares that may be issued upon exchange of Units that the Meyerson Trusts own, and (ii) 37,978 Common Shares that may be issued upon exchange of Units that Big Bend owns. Mr. Meyerson disclaims beneficial ownership of all Common Shares and Common Shares that may be issued upon exchange of Units that the Meyerson Trusts and his son's estate own. Mr. Meyerson also disclaims beneficial ownership of the Common Shares and the Common Shares that may be issued upon exchange of Units that Big Bend owns in excess of Mr. Meyerson's beneficial interest in Big Bend.

    (11) The number of Common Shares that Mr. Zuckerman beneficially owns includes 1,006,858 Common Shares that may be issued upon exchange of Units that are owned by Canyon Ranch, Inc., of which Mr. Zuckerman is the sole shareholder.

    (12) The number of Common Shares that Mr. Dean beneficially owns includes 664 Restricted Shares, which will vest (i.e., the restrictions will lapse) in June 2000. Mr. Dean has sole voting power with respect to these Restricted Shares.

    (13) The number of Common Shares that Mr. Eidson beneficially owns includes 1,338 Common Shares that trusts established for the benefit of Mr. Eidson's minor children own. Mr. Eidson disclaims beneficial ownership of such Common Shares.

    (14) The number of Common Shares that Mr. Zogg beneficially owns includes 1,000 Common Shares that Mr. Zogg's minor children own. Mr. Zogg disclaims beneficial ownership of such Common Shares.

    (15) The Prudential Insurance Company of America ("Prudential") filed a
         Schedule 13G/A ("Prudential Schedule 13G/A") dated February 12, 1999, reporting that Prudential beneficially owns 16,018,369 Common Shares. Prudential holds 4,767,551 of the 16,018,369 Common Shares for the benefit of its general account and has sole voting and dispositive power as to such Common Shares. Prudential holds 11,250,818 of the 16,018,369 Common Shares for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates and has shared voting and dispositive power as to such Common Shares. All information presented above relating to Prudential is based solely on the Prudential Schedule 13G/A. In addition, the Company subsequently issued an additional 12,356 Common Shares to Prudential in connection with the conversion by Prudential, on behalf of its general account and certain funds that affiliates of Prudential advise, of the Company's Series B Convertible Preferred Shares.

    (16) FMR Corp. filed a Schedule 13G/A ("FMR Schedule 13G/A") dated February 1, 1999, reporting that Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly owned subsidiary of FMR Corp., beneficially owns 7,590,834 Common Shares, none of which it has the power to vote. The number of Common Shares that Fidelity Management beneficially owns includes 156,034 Common Shares resulting from the assumed conversion of 255,000 Preferred Shares. In addition to such 7,590,834 Common Shares, Fidelity Management Trust Company ("Fidelity Management"), a wholly owned subsidiary of FMR Corp., beneficially owns 595,366 Common Shares, each of which it has the sole power to vote. The number of Common Shares that Fidelity Management beneficially owns includes 85,666 Common Shares resulting from the assumed conversion of 55,000 Preferred Shares. Fidelity beneficially owns 7,590,834 Common Shares as a result of serving as investment adviser to various registered investment companies (the "Funds"). Each of (i) Edward C. Johnson III, chairman of FMR Corp., (ii) Abigail P. Johnson, a director of FMR Corp., (iii) FMR Corp., through its control of Fidelity, and (iv) the Funds, has sole power to dispose of such 7,590,834 Common Shares that the Funds own. Neither FMR Corp., Edward C. Johnson III nor Abigail Johnson has the sole power to vote or direct the voting of the Common Shares that the Funds own, which power resides with the Funds' boards of trustees. Fidelity carries out voting of the Common Shares under written guidelines that the Funds' boards of trustees establish. Fidelity Management beneficially owns 595,366 Common Shares as a result of its serving as investment manager of certain institutional accounts. Each of Edward C. Johnson III, Abigail Johnson and FMR Corp., through its control of Fidelity Management, has sole dispositive power over such 595,366 Common Shares, sole voting power over 563,466 Common Shares and no voting power over

         31,900 Common Shares that the institutional accounts own. All information presented herein relating to FMR Corp., Fidelity and Fidelity Management is based solely on the FMR Schedule 13G/A.

    (17) Cohen & Steers Capital Management, Inc. ("Cohen & Steers") filed a
         Schedule 13G/A ("Cohen & Steers Schedule 13G/A") dated February 8, 1999, reporting that Cohen & Steers beneficially owns 6,454,400 Common Shares. Cohen & Steers has the sole power to dispose of all such 6,454,400 Common Shares and the sole power to vote 5,540,000 of such Common Shares. All information presented herein relating to Cohen & Steers is based solely on the Cohen & Steers Schedule 13G/A.

    (18) The number of shares that the trust managers and executive officers as a group beneficially own includes an aggregate of 1,392 Restricted Shares that two executive officers other than Mr. Dean hold. Such Restricted Shares will vest (i.e., the restrictions will lapse) in June 2000. Such executive officers have sole voting power with respect to their respective Restricted Shares.


                             EXECUTIVE COMPENSATION

                         EXECUTIVE COMPENSATION TABLES

    The following table sets forth the annual and long-term compensation paid or awarded for the years ended December 31, 1998, 1997 and 1996, to the Company's Chief Executive Officer and to the four most highly compensated executive officers of the Company and the General Partner. As a result of the Company's UPREIT structure, the General Partner, rather than the Company, compensates all employees. The Company did not grant any stock appreciation rights ("SARs") during this period.

                                    TABLE 1


                           SUMMARY COMPENSATION TABLE



                                           ANNUAL COMPENSATION                                  LONG-TERM COMPENSATION
                            ---------------------------------------------------    -------------------------------------------------
                                                                                            AWARDS             PAYOUTS
                                                                                   ------------------------    -------
                                                                   OTHER           RESTRICTED   SECURITIES               ALL OTHER
       NAME AND                                                    ANNUAL            STOCK      UNDERLYING      LTIP    COMPENSATION
  PRINCIPAL POSITION        YEAR    SALARY ($)    BONUS ($)    COMPENSATION ($)    AWARDS ($)   OPTIONS (#)    PAYOUTS    ($)(1)
  ------------------        ----    ----------    ---------    ----------------    ----------   -----------    -------  ------------

Gerald W. Haddock           1998      416,153      300,000        58,535(2)           --         1,000,000        --        1,690
    President and Chief     1997      380,772      500,000        56,553(2)           --                --        --        1,600
    Executive Officer       1996      286,165    1,500,000            --              --         2,000,000(3)     --          960

James M. Eidson, Jr.        1998      182,067      110,000            --              --            30,000        --        1,690
    Senior Vice President,  1997      168,865      200,000            --              --            80,000(4)     --        1,600
    Acquisitions            1996      138,740      331,000            --              --           210,000        --          960

David M. Dean               1998      182,067       80,000            --              --            79,500        --        1,211
    Senior Vice President,  1997      169,375      150,000            --              --            80,000(4)     --        1,600
    Law, and Secretary      1996      141,300       81,000            --              --           120,000        --          960

William D. Miller           1998      182,067       80,000            --              --            12,500        --        1,628
    Senior Vice President,  1997      112,404(5)    69,300            --              --           140,000(6)     --        1,600
    Asset Management        1996           --           --            --              --                --        --           --

John L. Zogg, Jr.           1998      143,884       80,000            --              --           112,500        --        1,690
    Vice President, Leasing 1997      113,848      106,875            --              --            30,000(4)     --        1,600
    and Marketing           1996      102,938       25,625            --              --             7,500        --          935


----------

    (1) All amounts in this column represent matching contributions that the General Partner made to the individual's Crescent Real Estate Equities, Ltd. 401(k) Plan account.

    (2) Amount represents salaries and benefits that the Company paid for two personal accountants for Mr. Haddock.

    (3) Amount represents the number of Common Shares that may be issued following (i) exercise of Unit Options for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

    (4) Amount represents Common Shares underlying Stock Options granted in March 1998 based on the individual's performance in 1997.

    (5) This amount represents salary paid to Mr. Miller for the period between May 1, 1997, the date he joined the Company, until the end of 1997. Mr. Miller's annualized salary for 1997 was $175,000.

    (6) Amount includes 20,000 Common Shares underlying Stock Options granted in March 1998 based on Mr. Miller's performance in 1997.


    The following table provides certain information regarding Stock Options granted to the named executive officers for the year ended December 31, 1998. The Company did not grant any SARs during this period.


                                    TABLE 2

               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1998



                                                                                                POTENTIAL
                                                 INDIVIDUAL GRANTS                          REALIZABLE VALUE AT
                             -----------------------------------------------------------      ASSUMED ANNUAL
                                              % OF TOTAL                                      RATES OF STOCK
                             SECURITIES         OPTIONS                                     PRICE APPRECIATION
                             UNDERLYING       GRANTED TO        EXERCISE                  FOR OPTION TERM ($)(1)
                               OPTIONS       EMPLOYEES IN       OR BASE       EXPIRATION  ----------------------
           NAME              GRANTED (#)      FISCAL YEAR     PRICE ($/SH.)      DATE         5%         10%
           ----              -----------     ------------     -------------   ----------  ----------  ----------
                                                                                             (IN THOUSANDS)

Gerald W. Haddock.....       1,000,000(2)        48.02            31.125        June 2008   19,574      49,605

James M. Eidson, Jr...          30,000(2)         1.44            31.125        June 2008      587       1,488

David M. Dean.........          79,750(2)         3.83            31.125        June 2008    1,561       3,956

William D. Miller.....          12,500(2)         0.60            31.125        June 2008      245         620

John L. Zogg, Jr......          12,500(2)         0.60            31.125        June 2008      245         620
                               100,000(3)         4.80            22.125      October 2008   1,391       3,526


----------

    (1) Potential Realizable Value is the value of the granted options, based on the assumed annual growth rates of the share price shown during their 10-year option term. For example, a 5% growth rate, compounded annually, for Mr. Haddock's grant results in a share price of $50.70 per share, and a 10% growth rate, compounded annually, results in a share price of $80.73 per share. These potential realizable values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on Stock Option exercises are dependent on the future performance of the Common Shares.

    (2) Amount vests in equal one-fifth installments on June 12, 1999, 2000, 2001, 2002 and 2003.

    (3) Amount vests in equal one-fifth installments on October 19, 1999, 2000, 2001, 2002 and 2003.


    The following table provides information about Stock Options that the named executive officers exercised during the year ended December 31, 1998 and Stock Options that each of them held at December 31, 1998. The Company did not grant any SARs during this period.

                                    TABLE 3

 AGGREGATED OPTION EXERCISES DURING 1998 AND OPTION VALUES AT DECEMBER 31, 1998


                                                           SECURITIES
                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT             IN-THE-MONEY OPTIONS
                            SHARES                    FISCAL YEAR END (#)       AT FISCAL YEAR END ($)(1)
                         ACQUIRED ON     VALUE       --------------------------  --------------------------
          NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
          ----           -----------   -----------   -----------  -------------  -----------  -------------
                                                                                      (IN THOUSANDS)

Gerald W. Haddock.......       --            --      1,581,042(2)  2,071,430(3)     11,259        5,826
James M. Eidson, Jr. ...    3,900        44,769        104,100       275,900           348          565
David M. Dean...........       --            --        123,600       258,700           718          282
William D. Miller.......       --            --         24,000       128,500            --           --
John L. Zogg, Jr........       --            --         38,600       181,400           280          340

---------

(1) Market value of securities underlying in-the-money options is based on the closing price of the Common Shares on December 31, 1998 (the last trading day of the fiscal year) on the New York Stock Exchange of $23.00, minus exercise price.

(2) The number of securities underlying exercisable but unexercised options includes 928,570 Common Shares that may be issued following (i) exercise of Units Options for Units on a one-for-one basis, and (ii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.

(3) The number of securities underlying unexercisable and unexercised options includes 1,071,430 Common Shares that may be issued following (i) vesting of Unit Options, (ii) exercise of Units Options for Units on a one-for-one basis, and (iii) exchange of Units for Common Shares on the basis of two Common Shares for each Unit.


EMPLOYMENT AGREEMENTS

    As part of the transactions in connection with formation of the Company, the Operating Partnership assumed Employment Agreements between Rainwater, Inc. and each of John C. Goff and Gerald W. Haddock. Such Employment Agreements require that Messrs. Goff and Haddock enter into the Noncompetition Agreements described below. See "Agreements Not to Compete" below. The Operating Partnership takes action through the General Partner; Mr. Haddock serves as the sole member of the board of directors of the General Partner. The Employment Agreements for Messrs. Goff and Haddock initially provided that each of them receive annual compensation of $160,000 per annum. On July 1, 1995, the Operating Partnership increased the salary for each of Messrs. Goff and Haddock to $240,000 per annum. On March 5, 1996, the Operating Partnership increased the salary for each of Messrs. Goff and Haddock to $300,000 per annum, and on March 3, 1997, to $400,000 per annum. On June 23, 1997, Mr. Goff agreed to a reduction in his salary from the Operating Partnership to $100,000 per annum to reflect his agreement to devote a significant amount of his time to his duties as chairman of CBHS. On March 9, 1998, the Operating Partnership increased the salary for each of Messrs. Goff and Haddock by 5% per annum, to $105,000 per annum for Mr. Goff and to $420,000 per annum for Mr. Haddock. On March 1, 1999, the Operating Partnership increased the salary for Mr. Haddock to $500,000 per annum. The term of each of the Employment Agreements expires on April 14, 2000, subject to automatic renewal for one-year terms unless terminated by the Operating Partnership or Messrs. Goff or Haddock, as the case may be. The salaries under the Employment Agreements, which are not subject to a cap, may be increased at the discretion of the Operating Partnership, although at its request, the Executive Compensation Committee of the Company has reviewed and ratified all such increases in salaries. The Operating Partnership similarly determines bonuses under the Employment Agreements, although at its request, the Executive Compensation Committee has reviewed and ratified all such bonuses.

AGREEMENTS NOT TO COMPETE

    The Operating Partnership is dependent on the services of Richard E. Rainwater, John C. Goff and Gerald W. Haddock. Mr. Rainwater serves as Chairman of the Board of Trust Managers but has no employment agreement with the Company and, therefore, is not obligated to remain with the Company for any specified term. In connection with the initial public offering of the Company's Common Shares in May 1994 (the "Initial Offering"), each of Messrs. Rainwater, Goff and Haddock entered into a Noncompetition Agreement with the Company that restricts him from engaging in certain real estate related activities during specified periods of time. The restrictions that Mr. Rainwater's Noncompetition Agreement imposes will terminate one year after the later to occur of (i) the date on which Mr. Rainwater ceases to serve as a trust manager of the Company, and (ii) the date on which Mr. Rainwater's beneficial ownership of the Company (including Common Shares and Units) first represents less than a 2.5% ownership interest in the Company. The restrictions that Mr. Goff's and Mr. Haddock's Noncompetition Agreements impose will terminate one year after the subject individual first ceases to be a trust manager or an executive officer of the Company. The Noncompetition Agreements do not, among other things, prohibit Messrs. Rainwater, Goff and Haddock from engaging in certain activities in which they were engaged at the time of formation of the Company in 1994 or from making certain passive real estate investments.


    In 1996, Sanjay Varma became an advisor to the Operating Partnership pursuant to an Advisory Agreement among the Operating Partnership, Mr. Varma, Johanna Varma, Mr. Varma's spouse, and The Varma Group, Inc. (as amended, "Advisory Agreement"). Mr. Varma subsequently became an employee of the General Partner and

Executive Vice President, Chief of Corporate Operations of the Company and the General Partner in August 1998, and is no longer providing services under the Advisory Agreement in connection with the Operating Partnership's acquisition and operation of hotels, resorts, restaurants, health spas and other public hospitality businesses ("Advisory Services"). However, Mr. Varma remains subject to certain restrictions under the Advisory Agreement, until July 31, 2001. Pursuant to these restrictions, Mr. Varma may not provide Advisory Services to anyone other than the Operating Partnership, and he may not invest in or otherwise participate for his own benefit in the acquisition of any real estate interest. The Advisory Agreement does not, among other things, prohibit Mr. Varma from (i) engaging in activities in which he was engaged at the time of executing the Advisory Agreement, (ii) investing in real estate interests in, and management contracts for, hotels and resort properties that the Operating Partnership or its affiliates own, or (iii) making certain co-investments in acquisitions that the Operating Partnership or its affiliates make. The Varma Group, Inc. currently provides asset management services to the subsidiaries of COI that operate certain Company hotel properties.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers, trust managers and persons who own more than 10% of the Common Shares or the Preferred Shares to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Commission and the New York Stock Exchange. The Commission rules also require such officers, trust managers and 10% holders to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that all
Section 16(a) filing requirements applicable to its officers, trust managers and 10% shareholders were complied with for the fiscal year ended December 31, 1998, except that (i) Ms. Page failed to file on a timely basis her Initial Statement of Beneficial Ownership of Securities on Form 3; (ii) Mr. Eidson failed to file on a timely basis one Statement of Changes in Beneficial Ownership of Securities on Form 4 ("Form 4") reporting nine transactions; (iii) Mr. Zogg failed to file on a timely basis one Form 4 reporting one transaction;
(iv) Mr. Frank failed to file on a timely basis one Form 4 reporting two transactions; and (v) Mr. Crenshaw failed to report on a timely basis one transaction on his Annual Statement of Beneficial Ownership of Securities on Form 5 that was timely filed.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.


                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

    The Executive Compensation Committee is comprised of Messrs. Meyerson and Rowsey. A majority of the full Board of Trust Managers select members of the Executive Compensation Committee.

    Compensation Philosophy and Objectives. The Executive Compensation Committee of the Company determines the compensation for the Company's executive officers and administers the stock incentive and other compensation plans that the Company adopts. In addition, the Executive Compensation Committee, acting for the Company in its capacity as the sole stockholder of the General Partner, reviews and ratifies, where appropriate, decisions of the board of directors of the General Partner with respect to the compensation of the executive officers of the General Partner.

    The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholder value, maximizing financial performance, preserving a strong financial posture, increasing the Company's assets and positioning its assets and business in geographic markets offering long-term growth opportunities. The accomplishment of these objectives is measured against the conditions characterizing the industry within which the Company and the Operating Partnership operate. In implementing the Company's compensation program, it generally is the policy of the Executive Compensation Committee to seek to qualify executive compensation for deductibility by the Company for purposes of
Section 162(m) of the Internal Revenue Code to the extent that such policy is consistent with the Company's overall objectives and executive compensation policy.

    Executive Officer Compensation. In addition to their regular salary, the executive officers of the General Partner may be compensated in the form of cash bonus awards and restricted stock grants and Stock Options under the 1995 Plan. Executive officers of the General Partner are eligible to participate, on the same basis as other employees, in the employer matching provision of the profit sharing plan that the General Partner established, whereby employees may save for their future retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the General Partner contributing an additional percentage of the amount each employee saves. Such executive officers are also eligible to participate in the other employee benefit and welfare plans that the General Partner maintains on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

    Performance of the Company and the Operating Partnership in light of conditions characterizing the REIT industry generally was a key consideration in the deliberations of the Executive Compensation Committee regarding executive compensation for 1998. The Executive Compensation Committee recognizes that share price is one measure of performance, but also that other factors, including industry business conditions and the Company's success in achieving short-term and long-term goals and objectives, must be evaluated in arriving at a meaningful analysis of performance. Accordingly, the Executive Compensation Committee also gave consideration to the Company's achievement of specified business objectives when reviewing 1998 executive officer compensation. An additional objective of the Executive Compensation Committee has been to reward executive officers with equity compensation in addition to salary, in keeping with the Company's overall compensation philosophy of placing equity in the hands of its executive officers in an effort to further instill shareholder considerations and values in the actions of management.

    Base Salary. The 1998 base annual salaries of the Vice Chairman of the Board of Trust Managers (the "Vice Chairman") and the President and Chief Executive Officer (the "CEO") were based upon employment contracts between such officers and the Operating Partnership. In March 1997, the General Partner approved, and the Board of Trust Managers of the Company ratified, an increase from the $300,000 annual salary provided in each such contract to $400,000 per annum for each of the Vice Chairman and CEO. On June 23, 1997, Mr. Goff agreed to a reduction in his salary from the Operating Partnership to $100,000 per annum to reflect his agreement to devote a significant amount of his time to his duties as chairman of CBHS. On March 9, 1998, the General Partner approved, and the Executive Compensation Committee ratified, a 5% increase for each of the Vice Chairman and CEO to $105,000 per annum for the Vice Chairman and $420,000 per annum for the CEO. On March 1, 1999, the General Partner approved, and the Executive Compensation Committee ratified, an increase in the annual salary for the CEO to $500,000. Each of these employment agreements, which provides for bonuses to be determined by the board of directors of the General Partner, expires in April 2000, subject to automatic renewal for successive one-year periods unless terminated by the Operating Partnership or Messrs. Goff or Haddock, as the case may be. The 1998 compensation paid to the other executive officers of the General Partner was based upon a salary structure administered for consistency for each position relative to its authority and responsibility and in comparison to industry peers.


    Annual Incentive. The General Partner paid cash bonuses to its executive officers and other key personnel in recognition of the Company's strong performance within its industry and increased long-term return to shareholders, as well as the substantial personal contributions to the strategies of the Operating Partnership. For a discussion of the bonus paid to the CEO, see "Vice Chairman and CEO Compensation" below.


    Long-Term Incentive. Stock Options were used in 1998 to reward and incentivize executive officers and other key personnel and to retain them through the potential of capital gains and equity buildup in the Company. The Executive Compensation Committee determined the number of Stock Options granted based upon its evaluation of performance criteria mentioned above, along with the Executive Compensation Committee's subjective evaluation of each executive's ability to influence the Company's long-term growth and profitability. All Stock Options were issued at a price not less than the market price of the Common Shares on the date of grant. Because the value of the Stock Option should, over time, bear a direct relationship to the Company's share price, the Executive Compensation Committee believes the award of Stock Options represents an effective incentive to create value for the shareholders. During 1998, the Executive Compensation Committee granted Stock Options to purchase 1,949,500 Common Shares to twelve persons who currently serve as officers of the Company, the General Partner, or both.

    Vice Chairman and CEO Compensation. On March 1, 1999, the Executive Compensation Committee and the Board of Trust Managers approved and ratified the authorization by the General Partner of a cash bonus in the amount of $300,000 to the CEO. In taking such action, the Executive Compensation Committee gave substantial weight to the critical contributions that the CEO made to the Company's historical performance and to planning and implementing the positioning of the Company to take advantage of growth opportunities when changes in market conditions permit. The Company has completed more than $4.6 billion in acquisitions since the Initial Offering in 1994 and has increased its quarterly distributions by approximately 137.8% since the Initial Offering. The Executive Compensation Committee also noted that the stock price has increased from $12.50 per share since the Initial Offering to $21.375 at the time of the approval of the bonus on March 1, 1999. Further, total return to shareholders (consisting of appreciation in share price and distributions paid) increased by 139.5% from the Initial Offering through December 31, 1998. The Executive Compensation Committee also considered the amount and nature of compensation paid to similarly situated executives at other major office REITs and at other companies in the Dallas-Fort Worth area.

    On July 16, 1996, the Executive Compensation Committee and the Board of Trust Managers of the Company granted Unit Options to acquire 1,000,000 Units to each of the Vice Chairman and the CEO. The Unit Plan provided for a seven-year vesting period and accelerated vesting of 250,000 Unit Options in the event the fair market value of the Common Shares equaled or exceeded $25.00 for each of ten consecutive trading days (determined based on the closing price on each such day), which it did on January 7, 1997. Effective March 9, 1998, the Compensation Committee of the General Partner, which consists of Messrs. Meyerson and Rowsey, amended the vesting schedule of the CEO's Unit Options to provide for (i) the vesting of 107,143 Unit Options per year for the remainder of the term of such Unit Option, (ii) accelerated vesting of 250,000 Unit Options at the time that the Fair Market Value of the Common Shares first equals or exceeds $50.00 per Common Share, and (iii) accelerated vesting of all remaining unvested Unit Options at the time that the Fair Market Value of the Common Shares first equals or exceeds $60.00 per Common Share. The Fair Market Value of the Common Shares is defined as the average closing price of the Common Shares for the preceding ten consecutive trading days. The closing price of the Common Shares on the date of amendment of the vesting schedule was $35.3125. The Executive Compensation Committee believes that the exercise price, vesting provisions and other terms of the Unit Options provide a strong link between the future value of the Unit Options and the long-term value of the Common Shares, which will provide further incentives for the Vice Chairman and CEO to establish financial and operational objectives designed to further increase the value of the Company.

                                       EXECUTIVE COMPENSATION COMMITTEE

                                       Morton H. Meyerson
                                       Paul E. Rowsey, III


PERFORMANCE GRAPH

    The following line graph sets forth a comparison of the percentage change in the cumulative total shareholder return on the Common Shares compared to the cumulative total return of the NAREIT Equity REIT Return Index, the S&P 500 Index and SNL Securities LP Office REITs Index for the period April 28, 1994, the date on which trading of the Common Shares commenced, through December 31, 1998. The graph depicts the actual increase in the market value of the Common Shares relative to an initial investment of $100 on April 28, 1994, assuming a reinvestment of cash distributions.

                                             NAREIT                          SNL
                              CRESCENT       EQUITY                      SECURITIES
                             REAL ESTATE      REIT                        LP OFFICE
    MEASUREMENT PERIOD        EQUITIES       RETURN        S&P 500          REITS
  (FISCAL YEAR COVERED)      COMPANY ($)    INDEX ($)     INDEX ($)       INDEX ($)
  ---------------------      -----------    ---------     ---------       ---------
         04/28/94               100.00       100.00         100.00         100.00
         12/31/94               111.73        98.11         104.40         104.81
         12/31/95               150.81       113.09         143.63         145.14
         12/31/96               248.14       158.97         176.47         219.48
         12/31/97               390.63       183.96         235.36         285.09
         12/31/98               241.40       151.76         302.62         227.91


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Meyerson and Rowsey, who are the sole members of the Executive Compensation Committee of the Board of Trust Managers, have borrowed certain funds from the Operating Partnership in connection with the exercise of Stock Options, as described in "Certain Relationships and Related Transactions" below.


    In addition, Messrs. Rainwater, Goff and Haddock are executive officers and trust managers of the Company and members of the board of directors of COI. For 1998, recommendations regarding compensation of the executive officers of COI were made either by the full board of directors of COI or by COI's compensation committee (composed of Carl Thorne and Mr. Rowsey), and the full board of directors of COI approved all recommendations with respect to executive officer compensation.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For purposes of the following discussion, the term "Company" includes, unless the context otherwise requires, the Operating Partnership and the other subsidiaries of the Company, in addition to the Company.

    In July 1996, in connection with the acquisition of Canyon Ranch-Tucson, the Operating Partnership obtained from Mr. Zuckerman, who subsequently became a trust manager of the Company in November 1996, and Jerrold Cohen an option (the "Option") to acquire, in three equal installments, up to 30% of a management company to be formed by Messrs. Zuckerman and Cohen for the licensing and use of the "Canyon Ranch" name in locations and for services and products beyond Canyon Ranch-Tucson and Canyon Ranch-Lenox. In July, 1998, the Operating

Partnership assigned the Option to CRL Investments, Inc. ("CRL"), a company owned 95% by the Operating Partnership and 5% (representing 100% of the voting securities of CRL) by COI. In connection with formation of CRL, the Operating Partnership contributed $949,500 and COI contributed $50,500. CRL exercised the first installment of the Option by paying $1 million to obtain a 10% economic interest in CR License, LLC ("CR License"), the management company that Messrs. Zuckerman and Cohen formed. CRL has the opportunity during the next two years to pay an additional $5 million to obtain an additional 20% interest in CR License. Contemporaneously, CRL acquired a 50% interest in CR Las Vegas LLC, an entity that will operate and be the lessee of a Canyon Ranch day spa in the Venetian Hotel in Las Vegas; CR License owns the remaining 50% interest in CR Las Vegas LLC. Through CRL and CR License, the Operating Partnership has an effective 52.25% economic interest in the Canyon Ranch day spa project. To enable CRL to exercise future options with respect to CR License and to fund its obligations to partnerships such as CR Las Vegas, the Operating Partnership extended to CRL a $7 million credit facility ("CRL Facility"), which bears interest at 12% per annum and matures in August 2003. The Operating Partnership has committed to invest $8 million in equity in CRL. During the first quarter of 1999, the Operating Partnership and COI made an equity contribution in CRL, on a pro rata basis, in the amount of $2.33 million, and CRL borrowed $2.33 million from the Operating Partnership under the CRL Facility. Substantially all of these amounts have been contributed to CR Las Vegas. As of April 23, 1999, the total amount outstanding under the CRL Facility was $3.4 million.

    Effective March 14, 1996, March 14, 1997 and March 30, 1998, the Company loaned to Mr. Meyerson, an independent trust manager of the Company, $187,425, $45,311 and $45,297, respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Meyerson used the proceeds of the first loan, with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Meyerson used the proceeds of the second loan, together with $14.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Meyerson used the proceeds of the third loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. In April 1999, Mr. Meyerson assigned his loans, together with 7,500 Units and 5,600 Common Shares securing these loans, to Big Bend III Investments L.P. ("Big Bend"), of which Mr. Meyerson is a 49.5% limited partner, and of which a corporation that Mr. Meyerson wholly owns is a 1% general partner.


    Effective July 17, 1996, February 2, 1998 and June 12, 1998, the Company loaned to Mr. Frank, an independent trust manager of the Company, $187,425, $45,298 and $120,869 respectively, on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Frank used the proceeds of the first loan, together with $75.00 in cash, to acquire 15,000 Common Shares pursuant to the exercise of 15,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan. Mr. Frank used the proceeds of his second loan, together with $28.00 in cash, to acquire 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan. Mr. Frank used the proceeds of the third loan, together with $56.00 in cash, to acquire 5,600 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan and 2,800 Stock Options that were granted to him on June 9, 1997 under the 1995 Plan.

    Effective June 10, 1997, the Company loaned to Mr. Rowsey, an independent trust manager of the Company, $419,997 on a recourse basis, pursuant to the 1994 Plan and the 1995 Plan. Mr. Rowsey used the proceeds of his loan, together with $328.00 in cash, to acquire 30,000 Common Shares pursuant to the exercise of 30,000 Stock Options that were granted to him on May 5, 1994 under the 1994 Plan, and 2,800 Common Shares pursuant to the exercise of 2,800 Stock Options that were granted to him on March 14, 1996 under the 1995 Plan.

    Each of the loans to Messrs. Meyerson, Frank and Rowsey bears interest at a fixed annual rate equal to the distribution yield on the Common Shares as of March 14, 1996, March 14, 1997 and March 30, 1998 (for the respective loans originally made to Mr. Meyerson), July 17, 1996, February 2, 1998 and June 12, 1998 (for Mr. Frank's respective loans), and June 10, 1997 (for Mr. Rowsey's loan), in each case, the effective date of the applicable loan. Each loan is payable, interest only, on a quarterly basis from distributions paid with respect to such Common Shares, with a final payment of all accrued and unpaid interest, plus the entire original principal balance, due on March 14, 2001, March 14, 2002 and March 30, 2003 (for the respective loans originally made to Mr.
                                      23

Meyerson), on July 17, 2001, February 2, 2003 and June 12, 2003 (for Mr. Frank's respective loans), and on June 10, 2002 (for Mr. Rowsey's loan). The loans originally made to Mr. Meyerson are secured by 7,500 Units, 2,800 Common Shares and 2,800 Common Shares, respectively, that Big Bend owns; Mr. Frank's loans are secured by 15,000 Common Shares, 2,800 Common Shares and 5,600 Common Shares, respectively, that Mr. Frank owns; and Mr. Rowsey's loan is secured by 32,800 Common Shares that Mr. Rowsey owns. As of December 31, 1998, accrued interest in the aggregate amount of $8,286 was outstanding on the loans originally made to Mr. Meyerson, accrued interest in the aggregate amount of $8,375 was outstanding on Mr. Frank's loans, and accrued interest in the amount of $9,718 was outstanding on Mr. Rowsey's loan.


    On May 5, 1994, the Company made a loan to Houston Area Development Corp. ("HADC") and to Mira Vista Development Corp. ("MVDC"), each in the original principal amount of $14.4 million, bearing interest at a rate of 12.5% per annum and maturing in May 2001. The outstanding balances of those two loans as of December 31, 1998 were, respectively, $19.6 million and $970,000. On January 16, 1997, the Company entered into a Revolving Development Loan Agreement ("Revolver") with HADC, pursuant to which the Company agreed to loan the amount of $5.0 million to HADC, bearing interest at a rate of 14% per annum; the outstanding balance under this Revolver as of December 31, 1998 was $2.0 million. Messrs. Goff and Haddock each own one-third of the voting stock (representing approximately 2% of the outstanding stock) and the Operating Partnership owns a 93.99% of the outstanding stock (all of which is non voting) of MVDC and HADC. Mr. Haddock is a director of HADC, and Mr. Goff is a director of MVDC.

    In April 1997, the Company established COI to be the lessee and operator of certain assets to be acquired by the Company and to perform the Intercompany Agreement, pursuant to which each party agreed to provide the other with rights to participate in certain transactions. Messrs. Rainwater and Goff are, respectively, the Chairman of the Board and the Vice Chairman of the Board of both the Company and COI, and Mr. Haddock serves as the President, Chief Executive Officer and a member of the Board of the Company, COI and the General Partner. Messrs. Frank and Rowsey are members of the Board of the Company and of COI. As of April 16, 1999, Messrs. Rainwater, Goff and Haddock beneficially owned an aggregate of approximately 15.1% of the outstanding common stock of COI through their aggregate ownership of 1,740,926 shares of COI common stock, including shares underlying vested stock options.

    In connection with the formation and capitalization of COI, the Company contributed $14.1 million to COI and loaned approximately $35.9 million to COI pursuant to a five-year loan (the "COI Term Loan"), which bears interest at 12% per annum, is collateralized by a lien on certain assets that COI now owns or may acquire in the future and matures in May 2002. Also in connection with COI's formation, the Company established a $20.4 million line of credit (the "Line of Credit"), which bears interest at 12% per annum. The Line of Credit was amended in August 1998 to increase the amount available to $30.4 million. The Line of Credit is cross-defaulted and cross-collateralized with the COI Term Loan and matures no later than June 2007. As of December 31, 1998, the outstanding principal balance on the COI Term Loan was approximately $24.2 million, and accrued interest was approximately $500,000. As of December 31, 1998, the outstanding principal balance on the Line of Credit was $27.7 million, with accrued interest of approximately $18,500.

    In connection with the acquisition by COI, effective July 31, 1997, of the companies that leased certain Company-owned hotel properties, COI acquired 100% of an entity that had outstanding debt under notes in the original principal amounts of approximately $2.4 million and $650,000 (collectively, the "CR Notes") payable to the Company in connection with acquisition of Canyon Ranch-Tucson. The CR Notes bear interest at a rate of 10.75% per annum, are secured by deeds of trust for certain real and personal property and mature in August 2003. The aggregate outstanding balance at December 31, 1998 on the CR Notes was approximately $2.2 million. In addition, in connection with this transaction, COI acquired 100% of an entity that has outstanding debt under a promissory note of approximately $190,000 (the "Sonoma Note") payable to the Company in connection with acquisition of Sonoma Mission Inn & Spa. The Sonoma Note bears interest at a rate of 7.5% per annum and matures in November 2006. The outstanding balance of the Sonoma Note at December 31, 1998 was approximately $190,000.

    In connection with COI's acquisition on September 22, 1997 of a two-thirds interest in the joint venture that owns the Houston Center Athletic Club and a $5.0 million note receivable from the joint venture, the Company made a loan to COI of $800,000 ("Houston Center Note"), which bears interest at 8.5% per annum. The Houston Center Note is secured by COI's interest in the joint venture and matures in September 2002. As of December 31, 1998, the outstanding balance of the Houston Center Note was approximately $632,000.

    Until September 1998, Messrs. Haddock and Goff owned, collectively, 66.67% of the voting securities (representing approximately 6.67% of the outstanding stock) of Crescent Development Management Corp., a Delaware corporation ("CDMC"), and they, together with Harry Frampton (collectively, the "CDMC Capital Contributors"), comprised CDMC's board of directors. The Operating Partnership owns 90% of the outstanding stock (all of which is non voting) of CDMC. Effective September 11, 1998, the CDMC Capital Contributors entered into a partnership agreement (the "Partnership Agreement") with COI to form COPI Colorado, L.P., a Delaware limited partnership ("COPI Colorado"). As of September 22, 1998, each CDMC Capital Contributor contributed to COPI Colorado all of his shares of CDMC voting stock (collectively, the "CDMC Shares") in exchange for an approximately 16.67% limited partner interest in COPI Colorado. COPI Colorado also owns 1,088,030 shares of COI stock. COI contributed to COPI Colorado $9.0 million in cash in exchange for a 50% general partner interest in COPI Colorado. As a result, COI owns a 50% managing interest in COPI Colorado, and the CDMC Capital Contributors own a 50% investment interest in COPI Colorado. COI funded its contribution to COPI Colorado using the proceeds from a $9 million term loan from the Operating Partnership ("COPI Colorado Note"). The COPI Colorado Note bears interest at 12% per annum, with interest payable quarterly, and matures in May 2002. The COPI Colorado Note is secured by COI's general partner interest in COPI Colorado and is cross-collateralized and cross-defaulted with COI's other borrowings from the Operating Partnership. As of December 31, 1998, the COPI Colorado Note had an outstanding principal balance of $9 million and accrued interest of $183,000.

    As of December 31, 1998, three credit facilities that the Operating Partnership extended to CDMC were outstanding: (i) a $40.2 million line of credit that matures August 2004 and bearing interest at the rate of 11.5% per annum ("CDMC Credit Facility"), (ii) a note payable to the Operating Partnership in the original principal amount of $3.1 million, maturing June 2005 and bearing interest at the rate of 12% per annum; and (iii) a $22.9 million credit facility due January 2003 and bearing interest at 12% per annum. The aggregate outstanding balance of those facilities as of December 31, 1998 is $53.9 million, and they are cross-defaulted and cross-collateralized with CDMC's interests in the real estate development companies and resort management company in which the loan proceeds have been invested. Effective January 1, 1999, the Operating Partnership and CDMC entered into a modification of the CDMC Credit Facility, increasing the size of the credit facility from $40.2 million to $48.2 million, but restricting the use of advances to specified existing real estate development projects. The Operating Partnership extended an additional credit facility to CDMC dated January 1, 1999 in the amount of $40 million to fund certain future real estate development projects. This facility bears interest at 11.5% per annum and matures in December 2006. Additionally, the Operating Partnership guarantees approximately $3 million of mortgage loan indebtedness of a general partnership in which CDMC's wholly-owned subsidiary holds a nonmanaging minority interest; the Operating Partnership made that guaranty in consideration, in part, for an option from CDMC's subsidiary to purchase its interest in that partnership.

    Messrs. Haddock and Goff own in the aggregate a 5% economic interest (representing all of the voting common stock) in DBL Holdings, Inc. ("DBL"), and the Company owns all of the non voting common stock (representing a 95% economic interest) in DBL. In connection with DBL's purchase of a 12.39% limited partner interest (the "Mavericks Interest") in the partnership that owns the Dallas Mavericks, the Operating Partnership loaned $10.08 million to DBL pursuant to a loan agreement and related term note (the "DBL Mavericks Loan"). The DBL Mavericks Loan bears interest at the rate of 12% per annum and matures in June 2002. Generally, interest under the DBL Mavericks Loan is payable quarterly to the extent of cash flow derived from all sources other than DBL-CBO, Inc., DBL's newly-formed wholly-owned subsidiary ("DBL-CBO"). On December 31, 1998, the outstanding principal balance of the DBL Mavericks Loan, was $11.77 million, and outstanding interest was approximately $560,000. The DBL Mavericks Loan agreement prohibits pledges of the Mavericks Interest.

    On March 31, 1999, DBL-CBO acquired a $5.97 million aggregate principal amount of Class C-1 Notes issued by Juniper CBO 1999-1 Ltd., a Cayman Islands limited liability company (the "Juniper Notes"). DBL-CBO obtained the funds to purchase the Juniper Notes by selling all of the equity interest in DBL-CBO (the "Equity Interest") to DBL for $6 million. DBL, in turn, obtained the purchase price for the Equity Interest pursuant to a $6 million loan agreement and related term note (the "DBL Juniper Loan") from the Operating Partnership that is secured by the Equity Interest. The DBL Juniper Loan matures in April 2011 and accrues interest at the rate of 12% per annum. Generally, interest under the DBL Juniper Loan is payable quarterly to the extent of cash flow derived from DBL-CBO. Under the DBL Juniper Loan agreement, DBL has agreed (i) to prepay the DBL Juniper Loan to the extent of any prepayment of the Juniper Notes, (ii) to cause DBL-CBO to distribute to DBL, in its capacity as DBL-CBO's sole shareholder, substantially all of the interest payments that DBL-CBO receives on the Juniper Notes, and (iii) to cause DBL-CBO not to engage in any business activity other than acquiring and holding the Juniper Notes.


    In 1997, COI and Magellan Health Services, Inc. ("Magellan") formed CBHS to operate 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities") that the Company acquired in 1997 from a subsidiary of Magellan. Until November 1998, Mr. Goff served as chairman of the CBHS governing board. Mr. Rainwater, either directly or indirectly, owns 2,457,278 shares of Magellan, and approximately 1,212,483 warrants to purchase Magellan's common stock. Messrs. Goff and Haddock and the Company also own, directly or indirectly, shares or warrants to acquire shares of Magellan common stock. COI and Magellan each own a 50% interest in CBHS. CBHS leases the Behavioral Healthcare Facilities from the Company pursuant to a lease with an initial 12-year term (subject to four, five-year renewal options at fair market rates) for annual base rent of approximately $42.8 million (received during 1998), increasing annually at a 5% compounded annual rate. The lease provides for CBHS to pay base rent of approximately $45.0 million during 1999.

    CBHS, Magellan and the Company entered into a letter agreement dated November 10, 1998, in which the Company agreed to use the proceeds in excess of $4.4 million from the sale of certain Behavioral Healthcare Facilities that the Company owns ("Aggregate Sales Proceeds") to purchase certain behavioral healthcare facilities that Magellan owns. The Company currently has received outstanding offers to buy two of the Company facilities, the sale of either would cause the Aggregate Sales Proceeds to exceed $4.4 million and trigger the Company's purchase obligation.

    Darla D. Moore is married to Mr. Rainwater and is a director of Magellan. As part of the arrangements pursuant to which Mr. Rainwater acquired securities of Magellan, an affiliate of Mr. Rainwater has the right to designate a nominee acceptable to Magellan for election as a director of Magellan for so long as Mr. Rainwater and his affiliates continue to beneficially own a specified minimum number of shares of Magellan common stock. Mr. Rainwater's affiliate proposed Ms. Moore as its nominee for director, and the Magellan board elected Ms. Moore as director on February 22, 1996.

    Effective March 12, 1999, the Company, Vornado Realty Trust ("Vornado"), affiliated entities that owned or operated approximately 101 refrigerated storage properties (the "Refrigerated Storage Properties") and COI restructured their investment in the Refrigerated Storage Properties (the "Restructuring"). In the Restructuring, the affiliated entities that owned any portion of the business operations of the Refrigerated Storage Properties sold their ownership to a newly formed partnership (the "Refrigerated Storage Operating Partnership"), of which Vornado Operating L.P. owns 60% and a newly formed subsidiary of COI owns 40%, in consideration of the payment of $48.7 million by the Refrigerated Storage Operating Partnership. The Refrigerated Storage Operating Partnership, as lessee, entered into triple-net master leases of the Refrigerated Storage Properties. Each of the Refrigerated Storage Properties is subject to one or more of the leases, each of which has an initial term of 15 years, subject to two, five-year renewal options. The leases provide for an aggregate annual base rental rate of $123 million for the first through fifth lease years, $126 million for the sixth through tenth lease years and $130.5 million for the 11th through 15th lease years, plus percentage rent based on the gross revenues received from customers at the Refrigerated Storage Properties above a specified amount.

    In addition, in connection with the Restructuring, and also effective March 12, 1999, the Company purchased from COI an additional 4% non voting interest in the two subsidiaries of the Company that have an indirect interest in the Refrigerated Storage Properties for an aggregate purchase price of $13.2 million. As a result, the economic interest of the Company in each of the two subsidiaries increased from 95% to 99%, which increased the Company's indirect ownership interest in the Refrigerated Storage Properties from 38% to 39.6%, and the economic interest of COI in the two subsidiaries decreased from 5% to 1%, which decreased COI's indirect ownership interest in the Refrigerated Storage Properties from 2% to 0.4%. The Company also granted COI an option to require the Company to purchase COI's remaining 1% interest in both or either of the two subsidiaries at such time as the purchase would not, in the opinion of counsel to the Company, adversely affect the status of the Company as a REIT for an aggregate price, payable by the Company, of approximately $3.4 million. In connection with the Restructuring, the Company established a new line of credit in the principal amount of $19.5 million available to COI at an interest rate of 9% per annum, all of which was outstanding as of April 23, 1999.


    On April 24, 1998, the Company and COI acquired a 94.9% economic interest and a 5% economic interest, respectively, in Corporate Arena Associates, Inc. ("CAA"). CAA owns an undivided 6.19% interest in certain acreage on which the multi-purpose sports arena (the "Arena") is to be built in Dallas, Texas for the Dallas Stars, a National Hockey League club, and the Dallas Mavericks, a National Basketball Association club, as well as in the Arena. The common stock that the Company owns in CAA is non voting. The common stock that COI owns in CAA is also non voting; however, COI has limited consent rights under a Shareholders Agreement among the three shareholders executed in connection with the transaction. As of March 31, 1999, the Company's total contribution to CAA was $3.43 million. On September 16, 1998, the Company and COI acquired a 9.9% interest and a 2.6051% interest, respectively, as limited partners in Hillwood/1642, Ltd. ("Hillwood"), a partnership that owns certain acreage surrounding the Arena that may be developed for commercial purposes. As of March 31, 1999, the Company's contribution to Hillwood was $3.95 million.


    As of December 31, 1998, the Company owned nine hotel and resort properties (collectively, the "Hotel Properties") that the Company leased to subsidiaries of COI (the "Hotel Lessees") pursuant to nine separate leases ("Hotel Leases"). Under the Hotel Leases, each having an initial term of ten years, the Hotel Lessees assumed the rights and obligations of the property owner under any related management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. Each of the Hotel Leases provides for the respective Hotel Lessee to pay (i) base rent, with periodic rent increases, if applicable, and (ii) percentage rent based on a percentage of gross revenues, room revenues, food and beverage revenues, or a combination thereof, if applicable, above a specified amount. The Hotel Lessees paid an aggregate of approximately $52.2 million in base and percentage rent under the Hotel Leases to the Company during the year ended December 31, 1998. The Hotel Leases entitle the Company to receive an aggregate amount of $37.44 million for base rent, in addition to amounts for percentage rent, from the Hotel Lessees during 1999.

    Until December 31, 1998, the Omni Austin Hotel, one of the Hotel Properties, was subleased to a third party that was the tenant of the Hotel Property when the Operating Partnership acquired it. In connection with the Operating Partnership's negotiation of an amended lease directly with that third party, the Operating Partnership and the Hotel Lessee, by mutual agreement, terminated the Hotel Lease with the Hotel Lessee, effective December 31, 1998, and the Company paid $75,000 as a break-up fee to the Hotel Lessee pursuant to the terms of the Hotel Lease. Since January 1, 1999, that Hotel Lessee has provided limited asset management services for the Hotel Property in consideration of $50,000 in annual compensation payable by the Company.


    In addition to the Hotel Properties, the Company owns the Renaissance Houston Hotel and is negotiating an agreement with a Marriott affiliate to manage the Renaissance Houston Hotel, in which case it is expected that (i) the Company will terminate its lease with the current tenant of the hotel, and (ii) a subsidiary of COI would become the tenant of Renaissance Houston Hotel under a lease with terms comparable to those of the Hotel Leases described above ("COI Subsidiary Lease"). It is anticipated that the COI Subsidiary Lease will require annual base rent payments in the amount of $1.1 million for the first year of the COI Subsidiary Lease, to increase to $6 million during the ten-year term, in addition to percentage rent.

    COI executed a Master Guaranty and other guaranties pursuant to which COI unconditionally guarantees payment and performance under the Hotel Leases by the Hotel Lessee solely from COI's hotel and resort related assets and income streams. COI provided the Master Guaranty in exchange for the Company's agreement to eliminate from the Hotel Leases certain net worth requirements and cash distribution limitations applicable to the Hotel Lessees.

    In early 1998, Mr. Rainwater proposed to purchase an undeveloped residential lot located at Canyon Ranch-Tucson (the "Lot") from the Operating Partnership at a price equal to the fair market value of the Lot. Arthur Andersen LLP appraised the Lot and determined its market value to be $275,000. Mr. Rainwater closed on the purchase of the Lot on March 8, 1999, and paid $275,000 for the Lot. The Audit Committee confirmed and ratified this transaction.


    Alan D. Friedman became an employee and President of Development and Private Equity of the General Partner on July 17, 1998. Prior to that time, Trisept, Inc., a company wholly owned by Mr. Friedman, performed consulting services for the Operating Partnership. The amounts paid for the services that Trisept, Inc. performed for the Operating Partnership from January 1, 1998 through July 16, 1998 totaled approximately $385,500.


    Management believes that the foregoing transactions are on terms no less favorable than those that could have been obtained in comparable transactions with unaffiliated parties.


                  SHAREHOLDER PROPOSALS FOR THE COMPANY'S 2000
                         ANNUAL MEETING OF SHAREHOLDERS

    Shareholders who intend to submit proposals for consideration at the Company's 2000 annual meeting of shareholders must submit such proposals to the Company no later than December 31, 1999, in order to be considered for inclusion in the proxy statement and form of proxy that the Board of Trust Managers will distribute in connection with that meeting. Shareholder proposals should be submitted to David M. Dean, Senior Vice President, Law, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

    Under the Bylaws, a shareholder must comply with certain procedures to nominate persons for election to the Board of Trust Managers or to propose other business to be considered at an annual meeting of shareholders. These procedures provide that shareholders desiring to make nominations for trust managers and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Secretary of the Company. The Secretary of the Company generally must receive notice of any such proposal not less than seventy days nor more than ninety days prior to the anniversary of the preceding year's annual meeting of shareholders. In the case of proposals for the 2000 annual meeting of shareholders, the Secretary of the Company must receive notice of any such proposal no earlier than March 9, 2000, and no later than March 29, 2000 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by December 31,
1999). Generally, such shareholder notice must set forth (i) as to each nominee for trust manager, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of trust managers under the proxy rules of the Commission; (ii) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in that business of such shareholder; and (iii) as to the shareholder, (a) the name and address of the shareholder, (b) the class or series and number of shares of beneficial interest of the Company that the shareholder owns beneficially and of record, and (c) the date(s) upon which the shareholder acquired ownership of such shares. The chairman of the annual meeting shall have the power to declare that any proposal not meeting these and any other applicable requirements that the Bylaws impose shall be disregarded. A copy of the Bylaws may be obtained, without charge, upon written request to David M. Dean, Senior Vice President, Law, and Secretary, at 777 Main Street, Suite 2100, Fort Worth, Texas 76102.

    In addition, the form of proxy that the Board of Trust Managers will solicit in connection with the Company's 2000 annual meeting of shareholders will confer discretionary authority to vote on any proposal, unless the Secretary of the Company receives notice of that proposal no earlier than March 9, 2000, and no later than March 29, 2000, and the notice complies with the other requirements described in the preceding paragraph.

                                   EXHIBIT A

                     CRESCENT REAL ESTATE EQUITIES COMPANY


                            AMENDMENTS TO ARTICLE VI
                                       OF
                         RESTATED DECLARATION OF TRUST



    RESOLVED, that paragraph (A) of Section 6.4 of the Company's Restated Declaration of Trust is hereby amended by deleting the first sentence of the definition of "Existing Holder Limit" in its entirety and replacing it with the following sentence:

    "Existing Holder Limit" shall mean initially 9.5 percent of the outstanding Common Shares of the Trust, or, from and after the date hereof, such percentage of the outstanding Common Shares of the Trust as the Board of Trust Managers may establish from time to time pursuant to the authority expressly vested in the Board of Trust Managers in paragraph J or paragraph K of this Section 6.4, subject to the limitations contained in paragraph L of this Section 6.4.

    FURTHER RESOLVED, that paragraph (K) of Section 6.4 of the Company's Restated Declaration of Trust is hereby amended to read as follows:


    (K) Increase in Common Shares Ownership Limit or Existing Holder Limit. Subject to the limitations contained in paragraph L of this Section 6.4, the Board of Trust Managers is hereby expressly vested with the full power and authority from time to time to increase the Common Shares Ownership Limit or the Existing Holder Limit, or both. No such increase shall constitute or be deemed to constitute an amendment of this Declaration of Trust, and shall take effect automatically without any action on the part of any shareholder as of the date that the Board of Trust Managers specifies that is subsequent to the Board resolution approving and effecting such increase.

    FURTHER RESOLVED, that subparagraph (4) of paragraph (L) of Section 6.4 of the Company's Restated Declaration of Trust is hereby amended to read as follows:

    (L) Limitations on Modifications.

        (4) The Existing Holder Limit may not be increased to a percentage that is greater than 9.5 percent. The Existing Holder Limit also may not be increased, and no additional ownership limitations may be created if, after giving effect to such increase or creation the Trust would be "closely held" within the meaning of Section 856(h) of the Code (assuming ownership of Equity Shares by all Persons (other than the Existing Holder) equal to the greatest of
(i) the actual ownership, (ii) the Beneficial Ownership of Equity Shares by each Person, or (iii) the applicable Ownership Limit with respect to such Person, and assuming the ownership by the Existing Holder of Common Shares equal to the Existing Holder Limit and shares of any series of Preferred Shares equal to the Preferred Shares Ownership Limit).

                             [CRESCENT LETTERHEAD]


CRE112                            DETACH HERE

                                     PROXY

                     CRESCENT REAL ESTATE EQUITIES COMPANY

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 7, 1999
            THIS PROXY IS SOLICITED BY THE BOARD OF TRUST MANAGERS.


     The undersigned hereby appoints Gerald W. Haddock and David M. Dean, and each of them, as proxies, with full power of substitution in each, to vote all common shares of beneficial interest of Crescent Real Estate Equities Company (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held on June 7, 1999, at 10:00 a.m., Central Daylight Savings Time, and any adjournment thereof, on all matters set forth on the Notice of Annual Meeting and Proxy Statement, dated April 30, 1999, a copy of which has been received by the undersigned, as follows on the reverse side.


[SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE    [SEE REVERSE
    SIDE]                                                             SIDE]



CRE111                            DETACH HERE


     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

       THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,
                    WILL BE VOTED "FOR" THE MATTERS STATED.


1.   To elect two Trust Managers to serve three-year terms.
     Nominees:   John C. Goff, Paul E. Rowsey, III

       GRANT                            WITHHOLD
     AUTHORITY    [ ]           [ ]    AUTHORITY
      for all                           for all
     nominees                          nominees


----------------------------------------------
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.

2. To approve the appointment of Authur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]


3. To approve the amendment of the Restated Declaration of Trust of the Company to permit the Board of Trust Managers to increase the limit on the percentage of the issued and outstanding Common Shares that Mr. Rainwater, Chairman of the Board, and related persons may own, or be deemed to own, to 9.5%.

               FOR            AGAINST             ABSTAIN

               [ ]              [ ]                 [ ]


4.   Other Matters.

     In the discretion of the proxies, upon such other matters as may come before the Meeting as they determine to be in the best interest of the Company.


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT               [ ]


IMPORTANT: Please mark this Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

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Signature:                        Date:                 Signature:                          Date:
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